Exhibit 1
SALE AND PURCHASE AGREEMENT
DATED 20 OCTOBER 2006
By and between:
Myers Industries, Inc.
and
LINPAC Materials Handling Limited

1

2

This sale and purchase agreement (the “Agreement”) is entered into on 20th October 2006,
BY AND BETWEEN:
(1)	Myers Industries, Inc., a company organized and existing under the laws of the state of Ohio, U.S.A, with its principal office at 1293 S. Main Street, Akron, Ohio 44301, U.S.A., represented by Donald A Merril in his capacity as Vice President and Chief Financial Officer, duly authorized pursuant to the resolutions attached as Schedule A — Part 1 (the “Seller”);
on the one side
AND:
(2)	LINPAC Materials Handling Limited, a company organized and existing under the laws of England, with registered office at 3180 Park Square, Birmingham Business Park, Birmingham B37 7YN, registered in England with the Registrar of Companies under number 5319852, represented by Mark Tentori in his capacity as director, duly authorized pursuant to the resolutions attached as Schedule A — Part 2 (the “Purchaser”);
on the other side.
(The Seller and the Purchaser are herein collectively referred to also as the “Parties” and individually as “a Party” or “each Party”).
WHEREAS:
(A)	The Seller is the owner, directly or indirectly, of the entire share capital of the Companies (as such term is defined in Section 1 below).

(B)	The Companies hold, directly or indirectly, securities in the Subsidiaries (as this term is defined in Section 1 below). The Schedule headed “The Group Companies” specifies the details of the Companies and of the Subsidiaries.

(C)	The Group Companies are engaged in Europe in the manufacturing and sale of reusable plastic containers, pallets, small storage products, storage tanks, medical furniture, metal racking systems and small item storage systems.

(D)	The Seller has invited several potential buyers to submit offers for the purchase of the Group Companies, the purchase of the shares of RIAS along with the shares of MIF being an essential condition of the transactions contemplated herein. From 19 June 2006 to the Execution Date, the Purchaser has conducted an investigation of the Group Companies by means of a due diligence carried out by its representatives and advisors.

(E)	The Seller is willing to procure the sale of the Shares to the Purchaser, and the Purchaser is willing to purchase or have the Designated Purchaser (as such term is defined in Section 1 below) acquire the Shares, in each case under the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, on the basis of the foregoing Recitals, which — together with the Schedules hereto — are an integral and essential part of this Agreement, and the mutual covenants, representations, warranties, obligations and conditions set forth hereinafter, the Parties agree as follows.

1.	DEFINITIONS

In addition to the terms defined above and other terms defined in other Sections hereof or in the Schedules hereto, the following terms shall have the meanings set forth below for the purposes of this Agreement:

“ABUK” shall mean Allibert Buckhorn UK Limited, a company organized and existing under the laws of England with registered office at Myers House, Corbett Business Park, Shaw Lane, Stoke Works, Bromsgrove, Worcestershire B60 4EA, registered with the Trade and Companies registry under number 00945934.

“Accounting Principles” means the accounting principles set forth in the Schedule headed “Accounting Principles”.

“Adjustment Amount” has the meaning given in Section 4.

“Affiliate” means a Person Controlled by, Controlling or under common Control with the Person in question.

“Agreed Working Capital Amount” means the Allibert Agreed Working Capital Amount and the Raaco Agreed Working Capital Amount, respectively.

“Allibert Agreed Working Capital Amount” means twenty one million seven hundred thousand euros (€ 21,700,000).

“Allibert Closing Balance Sheet” means the consolidated balance sheet of the Allibert Group Companies as at close of business on the Closing Date, as finally established in accordance with the provisions of Section 4 and the Accounting Principles.

“Allibert Estimated Cash/Debt Amount” means, as the case may be, the estimated net amount of Cash and Debts of the Allibert Group Companies (i) on the Closing Date calculated on the basis of the Allibert Estimated Closing Balance Sheet or (ii) on the Month End calculated on the basis of the Allibert Month End Balance Sheet.

“Allibert Estimated Closing Balance Sheet” means the pro forma consolidated balance sheet of the Allibert Group Companies as at close of business on the Closing Date, to be prepared by the Seller in accordance with the Accounting Principles.

“Allibert Final Cash/Debt Amount” means the net amount of Cash and Debts of the Allibert Group Companies as at close of business on the Closing Date calculated on the basis of the Allibert Closing Balance Sheet.

“Allibert Final Working Capital Amount” means the amount of Working Capital of the Allibert Group Companies as at close of business on the Closing Date calculated on the basis of the Allibert Closing Balance Sheet, it being provided, that such amount shall include an amount of provisions for risk at least equal to five hundred thousand euros (€ 500,000).

“Allibert Group Companies” means the Group Companies identified as such in the Schedule headed “The Group Companies”.

“Allibert Month End Balance Sheet” means the management accounts for the Allibert Group Companies as at close of business on the Month End, to be prepared by the Seller in accordance with the Accounting Principles, and which shall have been notified by the Seller to the Purchaser in accordance with the provisions of Section 6.4(b).

“Antitrust Authorities” means any body empowered to review the concentration under the merger control laws and regulations of the United Kingdom, the Republic of Ireland, Germany and Spain, which includes, for the avoidance of doubt, those bodies empowered in each of these countries to conduct any in-depth or second-phase merger control review. In the event that the concentration were referred to The European Commission under Article 22 of the Council Regulation (EC) No 139/2004 of 20 January 2004, Antitrust Authorities shall also mean the European Commission.

“Antitrust Clearance” means decisions (including a declaration of lack of jurisdiction) by each of the Antitrust Authorities or the expiry of the applicable waiting period during which the relevant Antitrust Authority is empowered to make a decision in relation to the concentration, authorizing or not objecting to the concentration, provided, that (unless otherwise consented by the Purchaser) any such authorization or failure to object is not subject to any condition, obligation or requirement which would in the aggregate (i.e., taking into consideration other decision rendered by Antitrust Authorities) have an annual EBITDA impact on the Purchaser’ group (including the Group Companies) in excess of two hundred fifty thousand euros (€ 250,000).

“Antitrust Filings” has the meaning set forth in Section 5.2(a).

“Benefit Liability” means the value of commitments relating to the provision of benefits, as specified on page 219 of the Vendor Due Diligence report prepared by Deloitte dated 6 June 2006, which the Parties have contractually valued at ten million two hundred and fifty thousand euros (€ 10,250,000).

“Business Day” means any calendar day (other than a Saturday or a Sunday) on which banks are open for business in Paris and London.

“Cash” means, with respect to each Group Company, the aggregate of (i) cash on hand, and (ii) available credit balances of commercial bank accounts, whether in local or foreign currencies, in both cases of (i) and (ii) provided freely available for business purposes. For the avoidance of doubt, the amount of “Cash” shall be reduced by the value of any cheques drawn prior to the calculation date, but not yet cleared, and shall be increased by the amount of any receipts paid in prior to such calculation date, but not yet cleared. In addition, cash will be reduced by the value of drafts and bills received from customers but not yet due. As a limited exception to the generality of this definition, (i) the proceeds from the sale of the Gloucester Site (if sold during the period between the Execution Date and the Closing Date) shall be disregarded for the purpose of the calculation of “Cash” to be made of the Closing Date, (ii) and the proceeds from the sale of the real estate properties identified in Schedule 12.12(b) (to the extent a binding agreement is entered into during the period between the Execution Date and the Closing Date) shall be included in the calculation of “Cash” even though these proceeds are not freely available for business purposes on the Closing Date.

“Cash/Debt Free Price” means sixty six million euros (€ 66,000,000).

“Claim” has the meaning set forth in Section 11.3(a).

“Closing” means the purchase and sale of the Shares and the payment of the Initial Consideration and, in general, the execution and exchange, on or prior to the Closing Date, of all documents and the performance and consummation of all the obligations, actions and transactions set forth in Section 8.2.

“Closing Balance Sheets” means the Allibert Closing Balance Sheet and the Raaco Closing Balance Sheet.

“Closing Date” means the last day of a calendar month (or if that is not a Business Day, the first Business Day thereafter it being specified that in such event the Closing shall be deemed to have occurred at close of business on the last Business Day of the immediately preceding calendar month and all related calculations shall be made as at such date) following the date on which the Conditions to Closing 5.1(a)(i)(A), 5.1(a)(i)(C), 5.1(a)(ii)(C), 5.1(a)(ii)(D) and 5.1(a)(iii)(C) will have been fulfilled, or such other date as the Parties may agree in writing.

“Closing Statement” means the statement, in the format set out in Schedule headed “Closing Statement” to be prepared by the Purchaser on the basis of the Accounting Principles and to be delivered to the Seller in accordance with Section 4.1(a).

“Companies” means RIAS and MIF (each a “Company”).

“Conditions to Closing” has the meaning set forth in Section 5.1(a).

“Confidentiality Agreement” means the confidentiality agreement signed by the Parties on 12 April 2006.

“Consent and Approvals” shall mean any mandatory notice, report or other mandatory filing required to be made, or any mandatory consent, registration, approval, permit or authorisation required to be obtained from any Person, excluding Antitrust Clearance.

“Control”, “Controlled” and “Controlling” have the meaning provided for by and must be interpreted pursuant to Article L.233-3 of the French Code de Commerce.

“Data Protection Laws” means all compulsory : (a) applicable laws, regulations, regulatory requirements and/or codes of practice in connection with the processing of personal data including, but not limited to, the Data Protection Act 1998; (b) relevant European data protection and privacy laws including, but not limited to, Directive 95/46/EC on the processing of personal data and the free movement of such data; and (c) other applicable overseas data protection and privacy legislation.

“Data Room Documents” means: (i) the documents which were made available to the Purchaser and its advisors through an electronic data room managed by Intralinks, prior to the Closing, as listed in the data room index attached as Schedule headed “Disclosed Data Room Documents Index” and attached hereto in their full text as separate binders headed “Data Room Documents”, and (ii) all other documentation and written information (including written answers to questions) made available to the Purchaser and its advisors prior to the Closing and attached hereto as separate binders headed “Disclosed Data Room Documents Part II”, provided, that for the purpose of this Agreement, a document shall be deemed disclosed as part of the Data Room Documents to the extent it appears in the column “attachment” of the index of the Data Room Documents attached as Schedule headed “Disclosed Data Room Documents Index”.

“Debt” means, with respect to each Group Company, the sum of (i) the net book value of debt with financial institutions (including matured and unpaid interests), (ii) the net book value of bank accounts with a solde débiteur, (iii) the net book value (including matured and unpaid interests) of any current accounts or other form of indebtedness (excluding amounts owing in respect of trading activities in the ordinary course of business) due to members of the Seller’s Group, (iv) the financial liability in connection with finance lease agreements (capital leases, it being agreed that leases pertaining to company cars shall be treated as operating leases and not as capital leases), including but not limited to “dette de crédit-bail” and “location financière avec obligation d’achat”, (v) the financial liability in connection with sales and lease back operations, (vi) the debt related to any short term financing based on receivables (such as but not limited to, “titrisation”, “affacturage”, “cession de créances Loi Dailly”, “cession de créances” and “escomptes d’effets”), (vii) off balance sheet commitments characterized as financial indebtedness, and (viii) all prepayment penalties, breakage and redemption costs due in connection with the Group Companies’ financial indebtedness and arising as a result of the execution of this Agreement (or the transactions contemplated herein),.

Schedule “Debt” sets out pro-forma calculations of the Debt of the Allibert Group Companies and Raaco Group Companies as at 31 December 2005, 30 June 2006 and 31 July 2006, it being provided, for the avoidance of doubt that such calculations are for illustrative purposes only and shall not constitute limitation to the above definition.

“Deferred Consideration” has the meaning set forth in Section 4.3

“Designated Purchaser” has the meaning set forth in Section 13.12.

“Discontinuation of ABF French Waste Management Trading Activity” means the termination by Allibert Buckhorn France of its trading activity of wheeled Tilt and Push Bins.

“Encumbrances” means any pledge, mortgage, sequestration, privilege, lien, usufruct or other right of a third party.

“Environment” means all or any of the media of land (including without limitation ground and any building structure or receptacle in, on over or under the land), water (including without limitation surface, coastal and ground waters and water in conduits and pipes) and air (including without limitation the atmosphere within any natural or man-made structure or receptacle above or below ground).

“Environmental Authorization” means all permits, licences, consents, approvals, registrations or authorizations or similar administrative measures required under Environmental Law in relation to the carrying on of the business of the Group Companies.

“Environmental Claim” means any action, suit, statutory notice or proceedings by any Person or Regulator that arises out of a breach or alleged breach of Environmental Law or is in any event related to environmental matters.

“Environmental Indemnity” has the meaning set forth in Section 11.6.

“Environmental Law” means any Laws relating to the protection of the Environment or matters affecting human health (including working environment), the health of other living organisms and/or the disposal, spillage, release, emission or migration of any Hazardous Substance and any mandatory code of practice, procedure.

“Environmental Warranties” means the Warranties given as set out in Section 9.8.

“Estimated Cash/Debt Amounts” means the Allibert Estimated Cash/Debt Amount and the Raaco Estimated Cash/Debt Amount.

“Estimated Closing Balance Sheets” means the Allibert Estimated Closing Balance Sheet and the Raaco Estimated Closing Balance Sheet.

“Danish Exchange Rate” shall mean 7.45 Danish Krone (DKK) for 1 euro (€).

“Execution Date” means the date hereof being the date on which this Agreement has been executed.

“Final Cash/Debt Amounts” means the Allibert Final Cash/Debt Amount and the Raaco Final Cash/Debt Amount, respectively.

“Final Consideration” means the Initial Consideration (as finally adjusted in accordance with Section 4) plus the Deferred Consideration, if any.

“Final Working Capital Amounts” means the Allibert Final Working Capital Amount and the Raaco Final Working Capital Amount.

“Financial Statements” means (i) the audited statutory financial statements of each of the Group Companies for the fiscal year ended 31 December 2005, (ii) the unaudited combined financial statements of the Group Companies for the fiscal year ended on December 31, 2005 attached as Appendix 3 of the report prepared by Deloitte dated 6 June 2006.

“Gloucester Site” means (i) part of the cattle market and the land adjoining the open car park area at the cattle market at St Oswald’s Road, Gloucester, more specifically described in the lease dated April 1969 between Mayor Alderman and Citizens of the City of Gloucester on the one part and McKenzie Hill Limited on the other; and (ii) the land adjoining the open car park area at the cattle market at St Oswald’s Road, Gloucester more specifically described in the lease dated 15 June 1992 between the Council of the City of Gloucester on the one part and Mrs J Edwards on the other.

“Gloucester Tax Burden” means the portion of Taxes payable by ABUK as a result of the sale of its leasehold interest in the Gloucester Site, which shall be borne by the Seller and which shall be equal to (x) the amount of Taxes payable by ABUK as a result or in connection with the sale of the Gloucester Site calculated on the assumption that no Tax relief is available from any LINPAC company (including any group relief for losses or deemed transfer under s171A TCGA 1992), as multiplied by (y) a fraction the numerator of which is equal to the Deferred Consideration, and the denominator of which is equal to the Net Sales Proceeds, the computation of which shall be provided by the Purchaser to the Seller following the execution of the sale documentation.

“Governmental Entity” means any public international, multinational or transnational organisation or any national, state, municipal or local governmental, judicial, arbitral, legislative, administrative or other authority, ministry, department, agency, instrumentality, office, organisation or stock exchange having jurisdiction over the Seller or the Purchaser or the Group Companies or their respective properties or assets.

“Group Companies” means the Companies and the Subsidiaries.

“Group Companies IPR” means that Intellectual Property owned by the Group Companies.

“Hazardous Substance” means any substance (whether in solid, liquid or gaseous form) which alone or in combination with one or more others is any one or more of the following: waste, hazardous, volatile, toxic, ecotoxic, radioactive, carcinogenic, corrosive, infectious, teratogenic, mutagenic, oxidizing, flammable, irritant, capable of polluting the Environment, capable of causing harm to any living organism or ecosystem or likely to cause actionable nuisance; where any term in this definition is defined in the Hazardous Waste Directive (91/689/EEC as amended) it shall bear the meaning assigned to it in that definition except that the definition of “flammable” shall include the definition of “highly flammable” in that directive.

“Health and Safety Law” means all compulsory : laws, regulations, directives, statutes, subordinate legislation, common law, civil codes and other national or local laws, all judgments, orders, instructions, or awards of any court or competent authority and all guidance notes and approved codes of practice which apply or relate to health and safety of humans including without limitation, the Health and Safety at Work Act 1974, the Regulatory Reform (Fire Safety) Order 2005 and any regulation or orders made thereunder.

“Indemnifiable Party” means the Purchaser or the Designated Purchaser.

“Indemnifying Party” means the Seller.

“Independent Accountants” has the meaning set forth in Section 7.

“Initial Consideration” means the consideration payable to the Seller on the Closing Date as set forth under Section 3.

“Intellectual Property” means trade marks, patents, registered designs, and any applications therefore, copyright, design rights, database rights, know how and any other equivalent rights.

“Intra-Group Payment Notice” has the meaning set forth in Section 12.5.

“Intra-Group Payables” means the aggregate of the amounts owing from the Group Companies to members of the Seller’s Group (excluding amounts owing in respect of intra-group trading activities in the ordinary course of business) as at the close of business on the Closing Date to be calculated in accordance with the Accounting Principles.

“Intra-Group Receivables” means the aggregate of the amounts owing from members of the Seller’s Group to the Group Companies (excluding amounts owing in respect of intra-group trading activities in the ordinary course of business) as at the close of business on the Closing Date to be calculated in accordance with the Accounting Principles.

“Investment Participations” means Allibert (Anshan) Plastic Anticorrosive Equipment Co. Ltd (China) and Shanghai Allibert Plastic Anticorrosive Equipment Co. Ltd (China).

“Law(s)” means any compulsory : treaty, European Community legislation (including without limitation any regulation or directive), law, legislation (including subordinate legislation, statutory guidance and any order or notice made pursuant by such legislation), statute, regulation, rule, ordinance, decree, principle of civil, administrative or common law, governmental or administrative instruction.

“Loss” or “Losses” has the meaning set forth in Section 11.1.

“Luxembourg Reorganization” has the meaning set out in Section 12.7.

“Management Accounts” means (i) the unaudited management accounts of the Allibert Group Companies as at, respectively, December 31, 2005, June 30, 2006 and July 31, 2006, (ii) the unaudited management accounts of the Raaco Group Companies as at, respectively, December 31, 2005, June 30, 2006 and July 31, 2006 and (iii) the unaudited combined financial statements of the Group Companies, as at June 30, 2006 and July 31, 2006, all as attached in the Schedule “Management Accounts".

“Material Adverse Change” means a material adverse change in the business (including results, profits, financial condition, operations or long term prospects) of the Group Companies (taken as a whole), resulting from any facts, circumstances or events affecting the Group Companies, provided, that a Material Adverse Change shall not be deemed to have occurred as a result exclusively of changes in the business conditions or the international financial markets in general, and provided, further that no Material Adverse Change shall be deemed to occur as a result of facts or events having exclusively a short term impact on the Group Companies.

“MIF” means MYELux International Finance SCS, a limited corporate partnership (société en commandite simple) organized and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 120 boulevard de la Pétrusse, L-2330 Luxembourg, registered with the Luxembourg Trade and Companies registry under number B 94068.

“Month End” means the last day of the calendar month immediately preceding the month during which Conditions to Closing 5.1(a)(i)(A), 5.1(a)(i)(C), 5.1(a)(ii)(C), 5.1(a)(ii)(D) and 5.1(a)(iii)(C) have been fulfilled.

“Month End Balance Sheets” means the Allibert Month End Balance Sheet and the Raaco Month End Balance Sheet.

“Myers Trademarks” has the meaning set forth in Section 12.2.

“Net Sales Proceeds” shall mean, in relation to the sale of the leasehold interest in Gloucester Site, the total value received by ABUK as a result of the same, it being provided, that the Net Sales Proceeds shall be calculated after deduction of any amounts (excluding VAT, to the extent recoverable by ABUK within three months) payable to Lambert Smith Hampton as evidenced by invoices of the same.

“Notice of Claim” has the meaning set forth in Section 11.3(a).

“Order” means any compulsory : permit or licence or any judgment, injunction, order, rulings, decree or other restriction of any Governmental Entity, court or tribunal.

“Parachute Liability” means the Group Companies’ potential liability in connection with the golden parachute amounts payable to Mr. Mohsen Eskandar under the terms of its employment agreement, which the Parties have definitively and contractually valued at one million one hundred twenty nine thousand euros (€ 1,129,000).

“Person” means any individual, company, firm, general or limited partnership, joint venture, corporation, proprietorship, association, trust, Governmental Entity, regulatory authority agency or institution of a government, or any other organization or entity, public or private.

“Products” means all the products sold by the Group Companies in the ordinary course of business.

“Raaco Agreed Working Capital Amount” means three million one hundred thousand euros (€ 3,100,000).

“Raaco Closing Balance Sheet” means the consolidated balance sheet of the Raaco Group Companies as at the close of business on the Closing Date, as finally established in accordance with the provisions of Section 4 and the Accounting Principles.

“Raaco Estimated Cash/Debt Amount” means, as the case may be, the estimated net amount of Cash and Debts of the Raaco Group Companies (i) on the Closing Date calculated on the basis of the Raaco Estimated Closing Balance Sheet or (ii) on the Month End calculated on the basis of the Raaco Month End Balance Sheet.

“Raaco Estimated Closing Balance Sheet” means the pro forma consolidated balance sheet of the Raaco Group Companies as at close of business on the Closing Date, to be prepared by the Seller in accordance with the Accounting Principles.

“Raaco Final Cash/Debt Amount” means the net amount of Cash and Debts of the Raaco Group Companies as at close of business on the Closing Date calculated on the basis of the Raaco Closing Balance Sheet.

“Raaco Final Working Capital Amount” means the net amount of Working Capital of the Raaco Group Companies as at close of business on the Closing Date calculated on the basis of the Raaco Closing Balance Sheet.

“Raaco Group Companies” means the Group Companies identified as such in the Schedule headed “The Group Companies”.

“Raaco Month End Balance Sheet” means the management accounts for the Raaco Group Companies as at close of business on the Month End, to be prepared by the Seller in accordance with the Accounting Principles, and which shall have been notified by the Seller to the Purchaser in accordance with the provisions of Section 6.4(b).

“Raaco Share Price” means zero, being derived from the value of the business of the Raaco Group Companies less the Debt and amounts due to the other Sub Group of Companies.

“Regulator” means any regulatory authority charged with the enforcement of any Environmental Law.

“Remedial Works” means the activity of investigating, removing, remedying, cleaning up, abating, modifying or ameliorating the presence or effects of any and all Hazardous Materials.

“RIAS” means Raaco International A/S, a public limited company organized and existing under the laws of Denmark with registered office at Platanvej 19, DK-4800 Nykøbing F, Denmark registered with the Danish Commerce and Companies Agency under number CVR-no. 22122819.

“Seller Account” means the account which shall be notified by the Seller to the Purchaser at the latest three (3) Business Days prior to the Closing Date.

“Seller Accountants” means KPMG LLP, a U.S. limited liability partnership acting in the name of the Seller.

“Seller’s Group” means the Seller and all its Affiliates, other than the Group Companies.

“Shares” means the shares of the Companies details of which are set out in the Schedule headed “The Group Companies” and representing 100% of the share capital and voting rights of each of the Companies, provided, for the avoidance of doubt that with respect to MIF, “Shares” shall designate shares held by the limited partners (“actions de commanditaires") as well as the share held by the unlimited partner (“part de commandité”).

“Subsidiaries” means the subsidiaries of the Companies listed in the Schedule headed “The Group Companies” excluding the Investment Participations.

“Sub-Group of Companies” means, as the context shall dictate, the Allibert group of companies (i.e., the group composed of the Allibert Group Companies) or the Raaco group of companies (i.e., the group composed of the Raaco Group Companies).

“Tax(es)” means all taxes, levies, duties, assessments and governmental charges of any kind (in all cases including any related penalties, surcharges and interest thereon), whether payable directly or by withholding, including income tax, corporation tax, précompte, property tax, capital gains tax, value added tax, customs duties, excise duties, business tax, transfer and contribution taxes, stamp and registration duties, social security and other similar payroll related assessments, (including in respect of health, unemployment, housing, family allowances, pension, retirement and welfare contributions) tax-assimilated levies (taxes parafiscales) and any other taxes, levies, duties, charges or withholdings corresponding to, similar to, replaced by or replacing any of them, provided, that “Taxes” shall also mean (i) any liability of any Group Company due as a result of failure to file (or delay in filing or inaccuracy in the filing) any Tax form or Tax-related document, or any form or document administered by a Tax authority (including but not limited to intra stat forms and IFU forms), and (ii) any Tax due by a person other than a Group Company and for which any Group

Company would be liable, in particular as a result of any joint and several obligation with such person, any obligation to hold harmless and indemnify such person, any obligation to bear the Taxes of such person (in particular as a result of a tax consolidation or any similar agreement).

“Tax Indemnity” has the meaning set forth in Section 11.6.

“Tax Warranties” means the warranties given as set out in Section 9.9.

“Territory” means all (continental and non continental) European countries west of the Ural mountains (whether or not a member of the European Union).

“Third Party IPR” means that Intellectual Property used by the Group Companies but not owned by them.

“URS” means URS Europe, St George’s House, 2nd Floor, 5 St George’s Street, Wimbledon, London SW19 4DR and its Affiliates.

“URS Reports” means the environmental reports prepared by URS, contained within the Data Room Documents.

“Warranties” means the warranties given by the Seller as set out in Section 9.

“Working Capital” means the aggregate of (a) inventory less appropriate provisions; (b) accounts receivable, (including bankers draft’s received from customers but not yet due), less appropriate provisions; (c) accounts payable; (d) other current receivables and prepayments; and (e) other current liabilities including employee liabilities (excluding the elements appearing under the definition of Benefit Liability) and accrued expenses. Current liabilities will exclude income tax (being taxes on corporate income and gain), deferred tax, and any balances included in the definition of Debt or Benefit Liability. Schedule “Working Capital” sets out pro-forma calculations of the Allibert and Raaco Working Capital Amounts as well as related statements it being provided, for the avoidance of doubt that such calculations are for illustrative purposes onlyand shall not constitute limitation to the above definition.
2.	SALE AND PURCHASE

Subject to the terms and conditions of this Agreement, on the Closing Date, the Seller shall sell the Shares to the Purchaser (or shall procure the sale of the Shares to the Purchaser) and the Purchaser shall purchase the Shares from the Seller, free and clear of all Encumbrances but with all rights attached to the Shares (including all rights to the dividends pertaining to the 2005 fiscal year).

3.	INITIAL CONSIDERATION

3.1	No later than ten (10) Business Days prior to the Closing Date (or as promptly as possible after the fulfilment of the Conditions Precedent if the Conditions Precedent are fulfilled after the 15th of a calendar month, in which case the Parties will use reasonable efforts to ensure that Closing may occur on the last Business Day of the relevant month), the Seller shall deliver to the Purchaser (x) the Estimated Closing Balance Sheets and the related calculation of the Estimated Cash/Debt Amounts and (y) the Month End Balance Sheets and the related calculation of the Estimated Cash/Debt Amounts, together (in both cases of (x) and (y)) with adequate working papers supporting the related computation.

3.2	The Purchaser shall have until the Business Day preceding the Closing Date to review the Estimated Closing Balance Sheets and the related calculation of the Estimated Cash/Debt Amounts and to notify the Seller whether or not it has any objections to any item contained in the same. If no such written objections are received by the Seller at midnight (Paris time) on the Business Day preceding the Closing Date, the Estimated Closing Balance Sheets and the related calculation of the Estimated Cash/Debt Amounts shall be the basis for the payment of the Initial Consideration. Should, on the contrary, any such written objections have been received (and the Purchaser and the Seller fail to reach agreement in this respect), then the Month End Balance Sheets and the related calculation of the Estimated Cash/Debt Amounts shall be the basis for the payment of Initial Consideration (provided that such calculations shall reflect the consequences of the Luxembourg Reorganization).

3.3	The initial consideration payable in cash at Closing for the sale of the Shares (the “Initial Consideration”) shall be:
(a)	With respect to the Shares in MIF, an amount equal to:
(i)	the Cash/Debt Free Price,

(ii)	minus the Benefit Liability,

(iii)	minus the Parachute Liability,

(iv)	plus (in the event Cash exceeds Debt) or minus (in the event Debt exceeds Cash) the sum of the Allibert Estimated Cash/Debt Amounts and the Raaco Estimated Cash/Debt Amounts.
(b)	With respect to the Shares in RIAS, an amount equal to the Raaco Share Price.
The Initial Consideration shall be paid in Euros by the Purchaser to the Seller on the Closing Date by way of one irrevocable bank transfer confirmed by the issuing bank to the Seller Account.

3.4	For the purpose of the calculations to be made pursuant to this Section 3, all Danish Krone amounts shall be converted in euro at the Danish Exchange Rate. Other exchange rates shall be determined as per the Accounting Principles.

3.5	The Purchaser shall be fully discharged of its obligations under this Section 3 by the payment of the Initial Consideration in accordance with this Section 3. The Seller shall be solely responsible for the allocation of the Initial Consideration among its Affiliates (as appropriate) and shall see to it that the Purchaser shall not have any obligation or liability in this connection.
4.	ADJUSTMENT TO THE INITIAL CONSIDERATION AND DEFERRED CONSIDERATION

4.1	Preparation of the Closing Balance Sheets
(a)	As soon as reasonably practicable and by no later than 30 Business Days following Closing, the Purchaser shall prepare and deliver to the Seller (i) a consolidated balance sheet of the Allibert Group Companies and a consolidated balance sheet of the Raaco Group Companies, in both cases as at close of business on the Closing Date (the “Draft Closing Balance Sheets” and each a “Draft Closing Balance Sheet”) and (ii) a draft statement (the “Draft Closing Statement”) of each of the Final Cash/Debt Amounts, and the Final Working Capital Amounts.

(b)	The Draft Closing Balance Sheets and accordingly the Draft Closing Statement shall be prepared in accordance with the Accounting Principles.

(c)	The Seller shall have a period of 30 Business Days (the “Review Period”) after the date of delivery to it by the Purchaser of the Draft Closing Balance Sheets and the Draft Closing Statement to review the same and to present to the Purchaser in writing any objections (stating in reasonable detail, including specific amounts, the matters in dispute) it may have to any item contained in the Draft Closing Balance Sheets and/or the Draft Closing Statement (the “Notice of Objection”).

(d)	For the purposes of enabling the Seller to present any such written objections as are referred to in paragraph (c), the Purchaser shall, following the presentation of the Draft Closing Balance Sheets and the Draft Closing Statement, give the Seller and the Seller Accountants reasonable access at reasonable times to all books, records and other information in their possession or control after the Closing Date relating to the Group Companies, as the Seller may reasonably request.

(e)	If no such written objections as are referred to in paragraph (c) are received by the Purchaser by the end of the Review Period then the Draft Closing Balance Sheets and the Draft Closing Statement shall be deemed to have been accepted and approved by the Seller and the Draft Closing Balance Sheets and Draft Closing Statement shall be final and binding on the Parties and shall constitute the Closing Balance Sheets and the Closing Statement for all purposes of this Agreement.

(f)	If any such written objections as are referred to in paragraph (c) are received by the Purchaser by the end of the Review Period then the Purchaser and the Seller shall attempt to resolve the matters in dispute in good faith negotiations. If there are any such matters in dispute between the Seller and the Purchaser which have not been resolved in good faith negotiations within a period of 20 Business Days after the end of the Review Period, then the specific matters in dispute shall be referred for determination to the Independent Accountants in accordance with Section 7. The Draft Closing Balance Sheet and the Draft Closing Statement, adjusted to reflect the item or items as agreed between the Seller and the Purchaser in writing or as determined by the Independent Accountants shall constitute the Closing Balance Sheets and the Closing Statement for all purposes of this Agreement.
4.2	Adjustment Amounts

Following Closing, the Initial Consideration shall be adjusted as follows. If, with respect to any Sub-Group of Companies:
(a)	the Final Working Capital Amount is greater than the Agreed Working Capital Amount by an amount exceeding thirty thousand euros (€ 30,000), then the Purchaser shall pay to the Seller an amount equal to the difference between the Final Working Capital Amount and the Agreed Working Capital Amount;

(b)	the Final Working Capital Amount is less than the Agreed Working Capital Amount by an amount exceeding thirty thousand euros (€ 30,000), then the Seller shall pay to the Purchaser an amount equal to the difference between the Agreed Working Capital Amount and the Final Working Capital Amount;

(c)	the Final Cash/Debt Amount is greater than the Estimated Cash/Debt Amount by an amount exceeding thirty thousand euros (€ 30,000), then the Purchaser shall pay to the Seller an amount equal to the difference between the Final Cash/Debt Amount and the Estimated Cash/Debt Amount;

(d)	the Final Cash/Debt Amount is less than the Estimated Cash/Debt Amount by an amount exceeding thirty thousand euros (€ 30,000), then the Seller shall pay to the Purchaser an amount equal to the difference between the Estimated Cash/Debt Amount and the Final Cash/Debt Amount;.
Each of the computation, threshold, payments referred to in this Section 4.2 above shall be made on a combined basis for the Allibert Group Companies and the Raaco Group Companies and the related working capital and cash/debt adjustments netted-off against each other .

Within five Business Days of the agreement on, or determination of, the Closing Balance Sheets and the Closing Statement in accordance with this Section 4, as the case may be:
(a)	the Seller shall pay the net balance of the adjustments to the Purchaser and/or

(b)	the Purchaser shall pay the net balance of the adjustments to the Seller
Any payment under this Section 4.2 shall constitute an adjustment to the Initial Consideration for the Shares of MIF and such amount shall be referred to as an “Adjustment Amount” for all purposes of this Agreement.

4.3	Deferred Consideration
(a)	Upon the sale by ABUK of the Gloucester Site in accordance with Section 12.6 the Purchaser shall pay to the Seller by way of one irrevocable bank transfer confirmed by the issuing bank to such account as the Seller shall have specified to the Purchaser an amount equal to the Deferred Consideration (as defined below) minus the Gloucester Tax Burden.

(b)	For the purpose of this Section 4.3, the “Deferred Consideration” shall be calculated as follows:
(i)	In the event the Net Sales Proceeds are at least equal to three million British pounds (£3,000,000), the Deferred Consideration shall be equal to the € equivalent of one million five hundred thousand British pounds (£1,500,000).

(ii)	In the event the Net Sales Proceeds are less than three million British pounds (£3,000,000), the Deferred Consideration shall be equal to the € equivalent of one million five hundred thousand British pounds (£1,500,000), as reduced by the difference between three million British pounds (£3,000,000) and the Net Sales Proceeds.

(iii)	Any amount to be paid under this section shall be calculated using the £/€ exchange rate prevailing on the Business Day preceding the date of payment.
(c)	Payment of the Deferred Consideration shall be subject to the following conditions:
(i)	Payment shall be due five Business Days after receipt by ABUK of the sale proceeds due in connection with the sale of the Gloucester Site, it being provided that in the event such date would occur between the Execution Date and the Closing Date, payment of the Deferred Consideration would be due on the Closing Date (or, if later, upon expiration of the five Business Day period referred to above), and provided, further, that in the event of payment in instalments, the Purchaser shall only start making payments to the Seller pursuant to the Deferred Consideration once ABUK has actually received Net Sales Proceeds equal to one million five hundred thousand British pounds (£1,500,000).

4.4	The Purchaser shall be fully discharged of its obligations under this Section 4 by the payment of the Adjustment Amount(s) and the Deferred Compensation to the Seller in accordance with this Section 4. The Seller shall be solely responsible for the allocation of the Adjustment Amount and the Deferred Consideration among its Affiliates (if relevant) and shall see to it that the Purchaser shall not have any liability in this connection.

4.5	For the avoidance of doubt, the Parties agree that any item taken into account for determination and calculation of the Cash, the Debt or the Working Capital shall not be taken into account for the determination and calculation of the other components of the Adjustment Amounts in relation to the same Sub-Group of Companies.

4.6	For the purpose of the calculations to be made pursuant to this Section 4, all Danish Krone amounts shall be converted in euro at the Danish Exchange Rate. Other exchange rates shall be determined as per the Accounting Principles.

4.7	All amounts payable under this Section 4 shall be treated as adjustments to the consideration for the Shares of MIF for all purposes.

5.	CONDITIONS PRECEDENT

5.1	Conditions to Closing
(a)	The Closing shall be conditional upon the following conditions (the “Conditions to Closing”) having been fulfilled or waived, as provided below:
(i)	Conditions to obligations of both Parties
(A)	The Antitrust Clearance having been obtained from the Antitrust Authorities;

(B)	No Law or Order shall have been enacted, issued, promulgated, enforced or entered which is in effect on the Closing Date and prohibits the consummation of the transactions contemplated herein or renders it illegal.

(C)	The Discontinuation of ABF French Waste Management Trading Activity shall be effective.
(ii)	Conditions to obligations of the Purchaser
(A)	The continuing accuracy, as at the Closing and in all material respects, of the Warranties (except that Warranties made as of a specified date need only be or remain true and correct as of such date); for the purpose of this Section, the Warranties shall be considered accurate in all material respects as long as inaccuracies are not likely to cause Losses of more than five hundred thousand euros (€ 500,000) in aggregate, it being understood, that in accordance with the provisions of Section 11.2(a)(i), events which individually cause Losses of less than € 30,000 (but excluding serial Losses) shall be disregarded for the determination of the above € 500,000 threshold;

(B)	The due performance of each of the material covenants of the Seller to be performed on or prior to the Closing;

(C)	Receipt by the Group Companies or the Purchaser of a (duly approved and stamped) confirmation by the Luxembourg tax authorities that (a) MIF will keep its current tax transparent status after (and irrespective of) Closing (including after the Luxembourg Reorganization which includes the retirement of the PECs), and (b) the Luxembourg reorganization (as detailed in Section 12.7 below shall not give rise to any Tax liability in Luxembourg; and

(D)	Release of any Encumbrances on the Shares of MIF;

(E)	The absence of occurrence of any Material Adverse Change such excluding anything in relation to the Antitrust Clearance;
(iii)	Conditions to obligations of the Seller
(A)	The continuing accuracy, as at the Closing and in all material respects, of the representations and warranties of Purchaser under Section 10 (except that representations and warranties made as of a specified date need only be or remain true and correct as of such date);

(B)	The due performance of each of the material covenants of the Purchaser to be performed on or prior to the Closing; and

(C)	Receipt by the Seller of a copy of the letter provided by the Purchaser (or a company in the Purchaser’s group of companies of sufficient financial standing) to the trustees of the Allibert Equipment Limited Pension and Life Assurance Scheme confirming that it undertakes to be substituted for the Seller in respect of the latter’s undertakings under the terms of the letter set out in Schedule 5.1 .
(b)	The Purchaser and the Seller undertake to use their best efforts to cause the Conditions to Closing (other than conditions pertaining to Antitrust matters, which are the subject of Section 5.2 below) to be satisfied as soon as possible after the date hereof and to keep each other informed on a continuing basis on the status of the fulfilment of the Conditions to Closing it being specified that Seller shall have primary responsibility for the fulfilment of Conditions to Closing stated under Sections 5.1(a)(i)(C), 5.1(a)(ii)(C) and 5.1(a)(ii)(D) and Purchaser for the fulfilment of Conditions to Closing stated under Sections 5.1(a)(i)(A) and 5.1(a)(iii)(C). Seller shall notify Purchaser upon satisfaction of Condition to Closing 5.1(a)(i)(C) 5.1(a)(ii)(C) and 5.1(a)(ii)(D) and Purchaser shall notify Seller upon satisfaction of Condition to Closing 5.1(a)(i)(A), and 5.1(a)(iii)(C), in each case with the supporting documentation evidencing the related satisfaction.

(c)	If all of the Conditions to Closing have not been fully satisfied on or before 30 June 2007, all rights and obligations of each Party under this Agreement (other than those arising pursuant to this Section 5.1(c) and Sections 1 (Definitions), 13.6 (Costs and Expenses), 13.8 (Confidentiality), 13.9 (Notices), 13.14 and 13.15 (Applicable Law and Arbitration)) shall terminate, without prejudice to any remedy that one party could claim as a result of the other party’s default having caused one or more of the Conditions to Closing not to be satisfied.
5.2	Antitrust Undertakings
(a)	The Purchaser agrees to make full and accurate filings with the Antitrust Authorities, pursuant to applicable merger control laws and regulations, with respect to the transactions contemplated hereby (the “Antitrust Filings”), as soon as possible after the Execution Date, and in any event within 45 calendar days as from such date and to supply promptly any additional information and documentary material that may be requested by the relevant Antitrust Authorities.

(b)	The Purchaser acknowledges the importance for the Seller that the Antitrust Clearance be secured as soon as possible and, therefore, undertakes and represents and warrants as follows:
(i)	The Purchaser has availed itself of antitrust experts, including counsel, and has obtained from such experts preliminary indications concerning the feasibility and legitimacy of the concentration resulting from the transactions contemplated in this Agreement.

(ii)	The Antitrust Authorities are the only competent authorities to scrutinize or approve the concentration and the transactions contemplated by this Agreement or with which a filing is to be made prior to or in connection with the Closing.

(iii)	The Purchaser agrees to cooperate with the Antitrust Authorities with a view to securing the Antitrust Clearance, it being provided, for the avoidance of doubt, that nothing herein shall be deemed to constitute an obligation on the part of the Purchaser to accept (or cause any of its Affiliates – including the Group Companies – to accept) any conditions, obligations or requirements set forth by the Antitrust Authorities which would in the aggregate (i.e., taking into consideration other decision rendered by Antitrust Authorities) have an annual EBITDA impact on the Purchaser’ group (including the Group Companies) in excess of two hundred fifty thousand euros (€ 250,000).

(iv)	The Purchaser shall keep the Seller regularly informed of the processing of the Antitrust Filings with the Antitrust Authorities and provide promptly the Seller with copies of all material documents and information concerning the Antitrust Filings including the Antitrust Clearance and any communication exchanged with the Antitrust Authorities (it being provided that any confidential business information shall be deleted from the documents provided to the Seller).
(c)	The Seller shall provide the Purchaser (and cause the Group Companies to provide the Purchaser) with any assistance reasonably requested by the latter and necessary for the preparation and processing of the Antitrust Filings.
6.	INTERIM MANAGEMENT

6.1	Except as contemplated by this Agreement or under Schedule headed “Interim Period”, (but excluding other schedules) or otherwise consented to by the Purchaser (such consent not to be unreasonably delayed or withheld having consideration for the interest of the Group Companies and initial response to be given within 5 Business Days of a request at the latest), the Seller shall procure that, during the period between the Execution Date and the Closing Date, the Group Companies, shall each carry out their respective activities solely in the ordinary course of business (including, for the avoidance of doubt, planning and proposing all appropriate capital expenditures necessary to achieve objectives set out in current business plan).

Without limiting in any way the generality of the preceding sentence, the Seller shall in particular procure that (except as otherwise consented by the Purchaser, such consent not to be unreasonably delayed or withheld having consideration for the interest of the Group Companies and initial response to be given within 5 Business Days of a request at the latest) the Group Companies shall abstain from:

(a)	taking any decision or action inconsistent with past practice (such as extending the term of payment of trade payables, factoring receivables, increasing receivables, increasing or decreasing level of inventory outside the normal course of business, etc.) which may result in a change in their respective levels of Working Capital. For the avoidance of doubt, the preceding sentence does not address changes in the level of Working Capital of the Group Companies which would merely result from the seasonal character of their activities;

(b)	taking part in any new transaction involving an actual expenditure in excess of one hundred thousand euros (€ 100,000);

(c)	entering into any supply contracts with terms exceeding 1 (one) year and with a value in excess of one hundred thousand euros (€ 100,000);

(d)	entering into any purchase contracts with terms exceeding 1 (one) year and with a value in excess of fifty thousand euros (€ 50,000);

(e)	entering into any contracts which are outside the normal course of business of the Group Companies concerned nor terminate any significant business relationships;

(f)	amending their by-laws;

(g)	issuing additional securities or granting any stock options or rights to acquire shares in any of the Group Companies, or entering into a commitment (conditional or otherwise) to give or create any such securities, stock options or rights to acquire such shares;

(h)	acquiring any fixed or intangible assets with a value in excess of twenty five thousand euros (€ 25,000);

(i)	selling or disposing in any way of any fixed or intangible assets;

(j)	acquiring any security, or other current assets (other than Products held in inventory) each with a net book value in excess of twenty five thousand euros (€ 25,000);

(k)	selling or disposing in any way of any security, or other current assets (other than Products held in inventory);

(l)	undertaking any merger, spin-off, contribution or other form of reorganisation;

(m)	making any distribution of dividends or reserves, or any payment of interim dividends or attendance fees;

(n)	waiving any receivable or accepting any claim, outside the ordinary course of business;

(o)	entering into, materially amending or terminating any loans or credit agreements or financial commitments unrelated to the ordinary course of business;

(p)	granting any mortgage or pledge or issuing any security undertaking or commitment whereby assuming liability in lieu of any third party;

(q)	amending the staff’s collective status or making any material change in the terms and conditions of employment, working practices or collective agreements relating to any employee or granting any additional personal benefits or changes in remuneration to senior executives, except as required pursuant to the collective bargaining agreements set out in the Data Room Documents or in accordance with the applicable Law;

(r)	establishing any new arrangements for the provision of any retirement, death or disability benefits or enhancing the terms of any existing arrangements (with the exception of any enhancement that would be the indirect result of an action which does not require Purchaser consent under Section 6.1(q) above); and

(s)	agreeing to do any of the foregoing.
The Seller shall inform the Purchaser of any proposed transaction falling under the provision of Section (a) to (r) above, but shall ensure that no such transaction is carried out prior to receipt of the Purchaser’s written consent (such consent not to be unreasonably withheld or delayed).

6.2	The Seller shall procure that during the period between the Execution Date and the Closing Date, there shall be forthwith notified to the Purchaser in writing:
(a)	any Material Adverse Change;

(b)	any inaccuracy of the Warranties likely to cause Losses of more than five hundred thousand euros (€ 500,000) in aggregate; and

(c)	any fact or event likely to render the warranties under Section 9.10(d)(i) or 9.10(d)(ii) inaccurate should they be repeated as at the Closing Date.
6.3	Notwithstanding the provisions of Section 6.1, it remains understood that the Seller shall not be liable hereunder towards the Purchaser if, in the period between the Execution Date and the Closing Date, the Seller and/or the Group Companies, do, or abstain from doing something in order not to:
(a)	breach any Law or regulation applicable to them, including, in particular, any law or regulation relating to listed companies, antitrust or privacy matters; or

(b)	adversely affect the ability of the Group Companies to continue to manage their respective business in the event the Closing hereunder does not take place, provided, however, that the Group Companies shall endeavour to consult with the Purchaser prior to doing (or abstaining from doing) any such act, and provided, further that such acts shall be limited to the sole extent necessary to ensure compliance with the principles set out in sub-sections (a) and (b) above.

6.4	Between the Execution Date and the Closing Date:
(a)	to the extent permitted by applicable Law and except for sensitive commercial and Intellectual Property information, the Purchaser and its representatives (including its auditors and legal advisors) shall have reasonable access to the employees, advisers, accountants, properties, assets, books and records of the Group Companies. For the avoidance of doubt, it is hereby specified that any inspections or visits by the Purchaser and/or persons designated by the Purchaser shall have no effect on any potential obligation of the Indemnifying Party under Section 11; and

(b)	the Seller shall ensure that the management accounts for the Allibert Group Companies and the Raaco Group Companies are notified as promptly as reasonably possible to the Purchaser following each month end.

7.	INDEPENDENT ACCOUNTANTS

7.1	If and whenever any item in dispute falls to be referred, in accordance with this Agreement to Independent Accountants, it shall be referred to such firm of chartered accountants:
(a)	as the Seller and the Purchaser may agree in writing within five Business Days after expiry of the period allowed by the relevant Section of this Agreement to the relevant Parties to reach agreement over the relevant item in dispute; or

(b)	failing such agreement, as shall be appointed for this purpose on the application of either Party by the President of the Tribunal de Commerce de Paris.
7.2	The Independent Accountants shall act on the following basis:
(a)	the Independent Accountants shall act pursuant to Article 1592 of the French Civil Code;

(b)	the item or items in dispute shall be notified to the Independent Accountants in writing by the Parties (jointly or separately) within 10 Business Days of the Independent Accountants’ appointment;

(c)	their terms of reference shall be to determine the item or items in dispute and therefore the calculation of the amount of any payment to be made by a Party in accordance with the relevant provisions of this Agreement; for the avoidance of doubt, the Independent Accountants shall not make any determination with respect to any items not set forth in the relevant Notice of Objection or with respect to items otherwise resolved by the Purchaser and the Seller.

(d)	the Independent Accountants shall decide the procedure to be followed in the determination, but shall allow the Parties to make written representations;

(e)	the Parties shall provide (and shall procure that their respective accountants and Affiliates — including the Group Companies, — provide) the Independent Accountants promptly with all information which they reasonably require and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Group Companies;

(f)	the determination of the Independent Accountants shall (in the absence of manifest error “erreur manifeste”) be final and binding on the Parties; and

(g)	the costs of the determination, including fees and expenses of the Independent Accountants shall be borne equally as between the Seller, on the one hand, and the Purchaser, on the other hand.
8.	CLOSING

8.1	The Closing shall take place on the Closing Date, at the offices of Allen & Overy, located 26 boulevard des Capucines, 75009 Paris or at such other place, date or time as the Parties may hereafter agree upon in writing.

8.2	On the Closing Date:
(a)	the Seller shall (and, to the extent relevant, shall cause its Affiliates to):

(i)	deliver to the Purchaser duly signed transfer forms for the Shares (including duly endorsed share certificates for RIAS and a transfer notice with respect to MIF);

(ii)	procure that a meeting of MIF’s shareholders’ meeting is convened on the Closing Date in order to amend the by-laws to reflect the sale of the share held by the unlimited partner (“part de commandité”), to amend the company’s corporate name to reflect such sale and to replace the General Partner;

(iii)	procure the delivery of letters of resignation of any Person (as identified by the Purchaser as soon as possible prior to the Closing Date to permit their replacement in accordance with applicable Laws) who has been appointed as officer or director of the Group Companies, with effect from the Closing Date;

(iv)	procure that a meeting of the related Group Companies’ corporate bodies is convened on the Closing Date in order to, inter alia, propose the appointment of the successors of the resigning officers pursuant to point (iii) above;

(v)	make or procure the discharge and repayment in cash by the relevant members of the Seller’s Group of the Intra-Group Receivables as appearing in the Intra-Group Payment Notice, to the Purchaser Account, by way of telegraphic transfer in immediately available funds, and the Purchaser shall receive such payments on behalf of the relevant Group Companies. Receipt by the Purchaser of such payments in the Purchaser Account shall be an effective discharge of the Seller’s (and the relevant member(s) of the Seller’s Group) obligation to make or procure the making of such payments and the Seller shall not be concerned to see that the payments into the Purchaser Account are applied in paying the Group Companies;

(vi)	deliver the share transfer register (“registre des mouvements de titres”) and shareholders’ accounts (“comptes individuels d’actionnaires”) or equivalent documents in the relevant jurisdiction for each of the Group Companies (provided that these of the Companies shall be updated so as to record the transfer of Shares provided for hereunder);

(vii)	to the extent required (either by law or by the articles of association of the relevant Company) provide a certified copy of the board or shareholder meeting minutes (or other corporate decision) for the Companies, at which the Purchaser or the designated Purchaser has been approved as a shareholder of the Company;

(viii)	provide certified copies of the minutes of the information and consulting meetings of the work council of Allibert Buckhorn France confirming that the work council has been duly notified of and attended a meeting for the purpose of being informed and consulted on the transfer of the Shares and have given an opinion (“avis”) in respect thereof, in accordance with applicable law;

(ix)	provide the unconditional resignation letter of the statutory auditor (“commissaire aux comptes”) of each of the Group Companies (both principal and alternate auditors), effective on the date of the shareholder meeting called to approve the 2006 annual accounts;

(x)	deliver to the Purchaser a certificate, in the form set forth in Schedule “Seller’s Closing Certificate” signed by the Seller confirming that (i) the Warranties remain true and accurate in all material respects as at the Closing Date; (ii) the Seller has duly performed each of the material covenants to be performed by it on or prior to the Closing Date; and (iii) no Material Adverse Change has occurred with respect to the Group Companies;

(xi)	deliver to the Purchaser a certificate of the secretary or equivalent officer of the Seller, dated as of the Closing Date, as to the due authorisation (and valid execution) of this Agreement and of all transactions contemplated herein by the relevant corporate bodies of the Seller (and of the relevant Sellers’ Affiliates) and attaching any required resolution of the Seller’s (or the relevant Seller’s Affiliate’s) board of directors or similar authority relating thereto;

(xii)	deliver to the Purchaser a certificate of non-crystallisation which shall be in a form satisfactory to the Purchaser duly executed by Lloyds Bank PLC in respect of the debenture created on 13 July 1984 and granted to it by Raaco Great Britain Limited;

(xiii)	deliver to the Purchaser original owner’s mortgage deeds with respect to RIAS properties.
(b)	the Purchaser shall:
(i)	pay the Initial Consideration in cash to the Seller in accordance with Section 3.3;

(ii)	for itself and on behalf of the relevant member(s) of the Purchaser’s Group (including the Group Companies), make or procure the discharge and repayment in cash by the relevant Group Companies of the Intra-Group Payables as appearing in the Intra-Group Payment Notice, to the Seller Account by way of telegraphic transfer in immediately available funds, and the Seller shall receive such payments for itself and on behalf of the Seller’s Group. Receipt by the Share Seller of such payments shall be an effective discharge of the Purchaser’s (and the relevant member(s) of the Purchaser’s – including the Group Companies) obligation to make or procure the making of such payments and the Purchaser shall not be concerned to see that the payments into the Seller Account and are applied in paying any other member of the Seller’s Group;

(iii)	deliver to the Seller a certificate, in the form set forth in Schedule “Purchaser’s Closing Certificate” signed by the Purchaser confirming that (i) the warranties of the Purchaser remain true and accurate in all material respects as at the Closing Date; and (ii) the Purchaser has duly performed each of the material covenants to be performed by it on or prior to the Closing Date; and

(iv)	deliver to the Seller a certificate of the secretary or equivalent officer of the Purchaser (and if applicable the Designated Purchaser), dated as of the Closing Date, as to the due authorisation (and valid execution) of this Agreement and of all transactions contemplated herein by the relevant corporate bodies of the Purchaser (and if applicable the Designated Purchaser) and attaching any required resolution of the Purchaser (and the Designated Purchaser) board of directors or similar authority relating thereto.
8.3	All actions and transactions indicated in Section 8.2 above shall be regarded as a single transaction so that, at the option of the Party having interest in the carrying out of an action or transaction, no action or transaction shall be deemed to have taken place if and unless all other actions and transactions shall have taken place. The Parties acknowledge the essential nature of this provision.

9.	WARRANTIES
The Seller does not make any representations nor give any warranties in relation to the Group Companies, their assets and the Shares other than those expressly and specifically given in this Section 9 (the “Warranties”), it being expressly agreed by the Parties that, with the exception of Section 9.3, no Warranty is given by the Seller in relation to the Investment Participations.
Information and documents disclosed in this Agreement or the Data Room Documents (in a manner so as to permit the Purchaser to quantify the magnitude of the risk) shall be considered an exception to, or departure from, the Warranties whenever it is incompatible with or contradicts any of said Warranties, provided, however, that regarding the Tax Warranties only the Vendor Due Diligence report prepared by Deloitte dated 23 June 2006, the information specifically reviewed by PricewaterhouseCoopers LLP as part of their due diligence work as appearing in the Schedule headed “Tax Documents Reviewed” and the written answers to questions raised by PricewaterhouseCoopers LLP as appearing in such Schedule shall be considered an exception to, or departure from the Tax Warranties, and provided, further, that notwithstanding anything to the contrary provided for herein, no disclosure made anywhere shall relieve the Seller from liability under the Environmental Warranties, the Environmental Indemnity, the Tax Indemnity or the Miscellaneous Indemnity.
Any matter addressed specifically by a Warranty shall not be deemed also addressed by a more general Warranty.
The Warranties shall be true and correct at the Execution Date and, subject to Section 6 or for Warranties made as of a specified date which need only to be or remain true and correct as of such date, at the Closing Date with reference to the situation existing as at the Closing Date.
9.1	Incorporation and Good Standing
(a)	The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Ohio, U.S.A., and has all requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated herein;

(b)	The Group Companies are companies duly organized and validly existing under the laws of their respective jurisdictions;

(c)	The Group Companies have all the requisite power and authority, including all necessary approvals, licenses, permits and authorisations, to own their properties and to carry on their business(es) as now conducted;

(d)	A copy of the statuts (articles of association) and extrait du registre du commerce et des sociétés of each of the Group Companies has been provided as part of the Data Room Documents and those copies are true, correct, complete and up-to-date copies of such. No resolution has been adopted providing for the amendment of these statuts or for the dissolution or winding-up of any of the Group Companies. The Group Companies are not party to (nor have they planned) any merger, contribution or other form of reorganization;

(e)	All corporate decisions by any of the Group Companies have been taken in accordance with the Laws or internal rules applicable to such Group Company;

(f)	None of the Group Companies is the subject of or subject to any bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction. None of the Group Companies has stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent;

(g)	The share transfer registers of the Group Companies (as well as any mandatory registers reflecting Encumbrances on shares or other securities) have been properly maintained in compliance with applicable Laws and contain an accurate record of the shareholders of such entities, up to date full and legible copies of which have been made available to the Purchaser;

(h)	The statutory books, records and other corporate registers (“registres sociaux” and “feuilles de présence”) (including all minute books) of the Group Companies are up to date and contain records, which are complete and accurate in all material respects, of all matters required to be dealt with in such books and documents;

(i)	The Group Companies have at their head office all the title deeds, leases, licences and other documents relating to the Properties (as defined in Section 9.16(a)(i) below) and all material records and registers (which have been written up to but not including the Closing Date);

(j)	All documents, which must be delivered or filed by the Group Companies to or with the relevant Companies Registry (“greffe”) or registrar of the commercial court (“Registre du Commerce et des Sociétés”) have been duly so delivered or filed.
9.2	Corporate Capital, Shares, Consents
(a)	The Shares are duly authorized and validly issued

(b)	The Shares are fully paid;

(c)	The Seller holds full and sole title, directly or indirectly through a fully-owned Affiliate, to the Shares as indicated in the Schedule headed “The Group Companies”. The Shares represent the entirety of the Companies’ issued share capital and the entirety of the voting rights in the Companies, have been validly issued in full compliance with applicable Law and all relevant provisions of the Companies’ statuts, are freely transferable to the Purchaser, free and clear of any Encumbrances;

(d)	The corporate capital of the Group Companies described in Schedule headed “The Group Companies”, is duly authorized, validly issued in full compliance with the relevant entity’s “statuts” and applicable Laws, fully paid-up, have not been repaid and held as indicated in the same schedule. Subject to any obligations that would be imposed by applicable Laws, there are no obligations whatsoever to pay-in any additional capital or provide any other contribution (such as contribution in kind) to any of the Group Companies;

(e)	Except as set forth in Schedule headed “The Group Companies”, there are no Encumbrances on the shares of the Group Companies;

(f)	Except for the Antitrust Filings and the Antitrust Clearance, the Seller may enter into this Agreement and consummate the transactions contemplated hereby without the necessity of obtaining the prior consent, authorization, or approval from any Governmental Entity. The execution of this Agreement, and the carrying out of the transactions contemplated herein, do not violate the by-laws of the Group Companies;

(g)	There are no shares or other securities or equity interests of any of the Group Companies issuable upon conversion, exchange or redemption of any security or pursuant to any other agreement or undertaking, nor are there any rights, options or warrants outstanding or other agreements to issue or acquire securities of any of the Group Companies, nor is any of the Group Companies obligated to purchase, redeem or otherwise acquire any of its outstanding shares or other securities;

(h)	Neither the Seller nor any person is entitled to any preferential or similar rights to subscribe for shares or other securities in the Group Companies;

(i)	The details set forth in the Schedule headed “The Group Companies” are correct and up to date;

(j)	Save as disclosed in the Data Room Documents, none of the Group Companies (i) hold, nor have held since 1st February 1999 any interest, whether in the share capital, equity or other securities of, or otherwise, in any other entity (including groupement d’intérêt économique or partnership) (other than another Group Company), (ii) served as director or corporate officer of any such entity nor (iii) acted as de facto manager of any such entity;
9.3	Investment Participations
(a)	The Investment Participations are limited liability companies duly organized and validly existing under the laws of their respective jurisdictions;

(b)	The corporate capital held indirectly by the Seller in the Investment Participations described in Schedule headed “The Investment Participations” is fully paid-up. There are no obligations whatsoever for the Group Companies to pay-in any additional capital or provide any other contribution (such as contribution in kind) to any of the Investment Participations;

(c)	Except as set forth in Schedule headed “The Investment Participations”, there are no Encumbrances on the shares held by the Group Companies in the Investment Participations;

(d)	Neither the Seller (nor any entity of the Sellers’ Group) is entitled to any preferential or similar rights to subscribe for shares or other securities in the Investment Participations;

(e)	None of the Group Companies serves (or has served) as director or corporate officer of any such entity nor acts (or has acted) as de facto manager of any such entity;
9.4	Financial Statements and Accounting Matters
(a)	The books and accounting records of the Group Companies have been fully, properly and accurately kept and completed in accordance with all applicable Laws in all material respects. They give a true, complete and fair view of the financial and business position of the Group Companies and of the plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors, creditors and inventories and work in progress of the Group Companies in all material respects.

(b)	The combined accounts for the Group Companies (as included in the Financial Statements) have been prepared in compliance with the Accounting Principles, as applied by the Group Companies in a manner consistent with past practice, it being acknowledged that they do not include any of the information appearing in notes to statutory accounts.

(c)	The statutory accounts included in the Financial Statements have been prepared in accordance with generally accepted accounting principles applicable in the country of incorporation of the relevant Group Company, as applied by it in a manner consistent with past practice.

(d)	Save to the extent set out in Schedule 9, the statutory accounts included in the Financial Statements have been audited as part of the audit of the Group Companies accounts for the year ended on 31 December 2005, in respect of which an auditor has rendered an auditor’s certificate without qualification.

(e)	The Financial Statements give a true and fair view, in accordance with applicable accounting principles, of the assets and liabilities, financial position and results of operations of the Group Companies at the date as at which they have been prepared and of the profit or loss of the Group Companies for the period ended on such date, it being specified that, provided the relevant commitments have been fully disclosed to the Purchaser as part of the Data Room Documents, no warranty is given by the Seller in relation to the valuation of commitments in connection with benefits specified on page 219 of the Vendor Due Diligence report prepared by Deloitte dated 6 June 2006, as appearing in the Financial Statements, the Management Accounts or existing as at the Execution Date or Closing Date and that the Purchaser shall have no right whatsoever against the Seller under this Agreement in relation thereto.

(f)	The Management Accounts have been prepared with due care and attention in accordance with the same accounting policies as the Financial Statements except as indicated in the Schedule headed Accounting Principles and show a true and fair view of the state of affairs and profit or loss of the Group Companies as at and for the period in respect of which they have been prepared and are not misleading in any material respect but it is hereby acknowledged that they do not include any of the information appearing in notes to statutory accounts (but contain analysis of financial information), and have not been prepared on a statutory basis and have not been audited.

(g)	Since 31 July 2006 the Group Companies have conducted their business in the ordinary course consistent with previous practice and none of the Group Companies has made any payment or incurred any liability to the Seller or any member of the Seller’s Group except in the ordinary course of business on normal commercial terms.

(h)	The Group Companies have no liabilities (due, payable, certain, contingent, conditional or otherwise, including any obligation resulting from an investment commitment, factoring or leasing agreement or from current, pending or threatened litigation) other than (i) those set out, or for which adequate provision has been made, in the Financial Statements (provided such liabilities are required to be recorded under the applicable accounting principles) or (ii) current liabilities which have arisen since 31 July in the ordinary course of business.

(i)	The depreciation and other provisions (including provisions for depreciation and for bad debts) appearing in the Financial Statements have been determined in accordance with generally accepted accounting principles applicable in the country of incorporation of the relevant Group Company.

(j)	Save as disclosed in Schedule 9.4(j) or in the Financial Statements, the Group Companies (i) have no material off balance sheet liabilities and (ii) have not entered into any written agreement in respect of the forgiveness of any debt (with or without reinstatement clauses) or the repayment of any subsidy.

(k)	The trade and other receivables of the Group Companies as recorded in the Financial Statements and any receivables which have arisen since 31 July 2006 are valid and appropriate reserves have been recorded against them in accordance with applicable accounting principles and past practice.

(l)	If one or more of the Group Companies resorts to financing mechanisms such as factoring its receivables or another method of assigning its receivables (including transfer by bordereau Dailly), the relevant Group Companies are not subject to any claims in this respect.

(m)	The Group Companies have recorded in the Financial Statements the necessary provisions for all rebates, discounts and other benefits or undertakings granted to customers prior to the date of preparation of the Financial Statements.

(n)	The inventories set out in the Financial Statements consist of usable articles which, with respect to their quality and quantity, can be sold in the normal course of business. The current levels of inventory are adequate for the short term requirements of the Group Companies.

(o)	Save to the extent set out in Schedule 9, the Group Companies do not hold in the inventories recorded in their accounts any Products on consignment which belong to third parties. No undertakings have been given to take back the inventories of any agents, distributors or other representatives of the Group Companies.

(p)	Inventories acquired since 31 July 2006 consist of quality, usable articles which can be sold in the normal course of business.
9.5	Assets
(a)	Save to the extent set out in the Data Room Documents and/or Schedule 9, the assets included in the Financial Statements or acquired by the Group Companies since 30 June 2006 (other than trading stock disposed of since that date in the ordinary course of business) are all the assets used in the course of the Group Companies’ businesses in the past 12 months and are the property of the Group Companies, free from any Encumbrance and are not the subject of any leasing, hiring or hire-purchase agreement.

(b)	The Group Companies have owned and continue to own full rights to their businesses (fonds de commerce) free and clear from any Encumbrances. None of the Group Companies have leased or otherwise granted, in whole or in part, any rights with respect to its fonds de commerce.

(c)	All the material fixed assets utilized by the Group Companies, including the properties, plants, machinery and equipment, are in a good working order and repair as is commensurate with their age and state of use, including wear and tear due to normal use.

(d)	The machinery and equipment utilized by the Group Companies (i) have not in the 12 months prior to the Execution Date suffered any material defect resulting in a suspension of production; and (ii) have been serviced and maintained in accordance with industry practice.
9.6	Compliance with the Law and Administrative Authorizations and Permits –Health and Safety
(a)	Since 1st February 1999, the Group Companies have complied, and they shall continue to comply until Closing with all material applicable Laws and regulations relating to the operations and conduct of their respective properties and businesses (including competition Laws and regulations). The Group Companies have not received any written notice of alleged material violation of any such Law or regulation.

(b)	The Group Companies have all the material Consents and Approvals necessary for the carrying out of their activities as currently carried out, and for the regular use of their assets as currently used and any such Consents and Approvals are in full force and effect and have been complied. No proceedings of any nature whatsoever have been undertaken which may result in the withdrawal, suspension or modification of any of such Consents and Approvals above, nor are any such proceedings threatened, to the Seller’s knowledge.

(c)	The Data Room Documents contain copies (or a list) of each subsidy, aid, grant program or similar benefit in excess of thirty thousand Euros (€ 30,000) which has been made available to the Group Companies by any Governmental Entity. The Group Companies have not breached or violated the terms of any such subsidy, aid, grant program or similar benefit in a way such as to justify its termination or material amendment.

(d)	The Group Companies are in compliance with all Health and Safety Law. None of the Group Companies have received any notice of violation, complaint, request for information, Order or any other notice (still outstanding) from any Governmental Entity, indicating (i) that any business or operation of the Group Companies or any real property (now or previously owned, operated, used or leased by, to or for the Group Companies) was not, is not or will not be in compliance with Health and Safety Law, or (ii) that anyone of them is or may be liable under any Health and Safety Law. None of the Group Companies have received any notifications of infringements of Health and Safety Law issued by any Regulator, whether or not threatening legal action.

(e)	All material information in relation to accidents at work, Health and Safety claims, proceedings has been disclosed to the Purchaser as part of the Data Room Documents.
9.7	Security, Guarantees and Banking Facilities
(a)	Save as set forth in the Data Room Documents, (i) the Group Companies have granted no security or guarantee to any third party, (ii) there is no Encumbrance on, over or affecting any of the material assets of the Group Companies, (iii) there is not commitment giving or which could give rise to any such security or Encumbrance in favour of any person, and (iv) to Seller’s knowledge, no claim, whether through legal proceedings or otherwise, has been made by any person claiming to be entitled to any such right.

(b)	The Group Companies are not parties to and have no obligation (present or future) in respect of, in each case material, guarantee, indemnity, comfort letter, letter of credit or loan, other than as set forth in the Data Room Documents.

(c)	All existing banking and other credit facilities in excess of ten thousand Euros (€ 10,000) to which any Group Company is a party are set forth in the Data Room Documents.
9.8	Environmental and Similar Matters
(a)	The Group Companies are in compliance with all Environmental Law.

(b)	The Group Companies hold all Environmental Authorizations material in respect to the business in which they are currently engaged and all such Environmental Authorizations are in full force and effect. As regards the Environmental Authorizations held by RIAS, which are in the process of being reviewed by competent Regulator, revised Environmental Authorizations, once obtained, will be on terms which do not adversely impact the operations of RIAS as currently conducted, or result in material expenses for RIAS.

(c)	Each of the Group Companies is in compliance with any conditions and limitations attaching to Environmental Authorizations it holds relating to the carrying on of its business.

(d)	None of the Group Companies have received any notice of violation, complaint, request for information, Order or any other notice (still outstanding) from any Governmental Entity, indicating (i) that any business or operation of the Group Companies or any real property (now or previously owned, operated, used or leased by, to or for the Group Companies) was not, is not or will not be in compliance with Environmental Law or (ii) that anyone of them is or may be liable under any Environmental Law.

(e)	None of the Group Companies has received any written communication, failure to comply with which would constitute a violation of Environmental Law.

(f)	Other than as detailed in the Data Room Documents,
(i)	the Group Companies’ activities and the installations used or owned by them are not and have not been the source of any pollution or any damage to human health or the environment of any nature whatsoever;

(ii)	none of the land, premises or installations, including all the Properties, used or owned (now or in the past) by the Group Companies have been contaminated by any current or previous pollution whatsoever;
(g)	To the Seller’s knowledge, all information relating to any pollution has been disclosed to the Purchaser as part of the Data Room Documents.

(h)	Save to the extent authorized by applicable Environmental Law:
(i)	no Group Company currently stores or treats, or has at any time since 1st February 1999 stored or treated, dangerous or toxic wastes or substances on land belonging to or which has belonged to any of the Group Companies or which has been leased or used by them;

(ii)	none of the Group Companies has transported or ordered the transportation of any dangerous or toxic wastes or substances since 1st February 1999;

(iii)	none of the Group Companies has disposed of wastes from any product or packaging whatsoever outside of sites adapted for their storage, treatment, evacuation or destruction which are regulated by competent authorities for purposes of such operations.
(i)	To the knowledge of Seller, all third parties retained by any Group Company for disposal of wastes has been appropriately licensed for such purpose by a Governmental Entity;

(j)	Save as disclosed in the URS Reports and Environ International Corporation reports, there are no prohibitions, injunctions, restrictions or limitations of any nature whatsoever on the free use or disposal of the Group Companies’ movable or immovable assets arising from their environmental situation, and to the knowledge of Seller there are no facts or circumstances which may provide a basis for any such prohibition, injunction, restriction or limitation.

(k)	The relevant Group Companies have given URS all relevant information and have provided access to all relevant properties to enable URS to prepare accurate and complete URS Reports, copies of which have been disclosed. No Phase II investigations have been carried out on the Gloucester Site by (or on behalf of) the Seller or the Group Companies in 2006.

(l)	The URS Reports included within the Data Room Documents have been reviewed by appropriate individuals within the relevant Group Companies and the URS Reports are accurate and complete as at the date on which they were prepared.

(m)	No material matters have arisen at the properties covered by the URS Reports since the date of the URS Reports.

(n)	No Group Company has entered into any contractual commitments in respect of liabilities arising under Environmental Law in respect of properties formerly owned, used or occupied by any Group Company.

(o)	Where the environmental reports prepared by URS, a copy of which is provided in the Data Room Documents, identified that action is required by any of the Group Companies to bring itself into compliance with Environmental Law, the relevant Group Company has taken such action in accordance with the terms of the recommendation made by URS except as identified under Schedule 9.

(p)	None of the Group Companies have received any notifications of infringements of Environmental Law issued by any Regulator, whether or not threatening legal action.

(q)	All material information in relation to environmental claims, proceedings has been disclosed to the Purchaser as part of the Data Room Documents.
9.9	Tax and Social Security
(a)	The Group Companies: (i) have filed on a timely basis subject to applicable extensions that avoid interest and penalties all compulsory Tax and social security returns (and other statutory filings) with the competent tax and social security authorities and all such returns (and other statutory filings) were complete in all material respect and correct as to the amount of Taxes due; (ii) have made all payments and withholdings with respect to taxes and social security matters as resulting from the filed returns and any assessment or injunction received from any relevant Tax and social security authority within the legally prescribed time limits; and (iii) have not received any assessment, injunction, request for payment or other written communication from any Tax or social security authority over the last three years, other than for negligible amounts, that are still pending.

(b)	The provisions recorded in the Management Accounts as at 31 July 2006 are sufficient to pay all Taxes due or accrued at 31 July 2006 (regardless of the date on which payment is due).

(c)	None of the Group Companies is or has been in the past three years, the subject of any inspection, inquiry, audit or any court or administrative proceedings with respect to payment of or liability for any Tax. None of the Group Companies has received any written request for information or written notice from Tax authorities in this respect and, to the Seller’s knowledge, no such request or inspection is anticipated.

(d)	The Group Companies have duly submitted all claims and disclaimers necessary to preserve their rights in the computation or payment of any Tax.

(e)	The Group Companies have complied in all material respect with all statutory provisions relating to Taxation which require the deduction of Taxes from any payment made by it, and have properly accounted to the appropriate Taxation authority for any such Taxation, which ought to have been accounted for.

(f)	The Group Companies have no liability (whether actual or contingent) in respect of any registration, capital, stamp or similar duties not fully provided for in the Financial Statements, as adjusted for transactions in the ordinary course of business from the date of such Financial Statements through the Closing.

(g)	The Seller is not aware that any Group Company has entered into any transactions which under a Tax authority audit are likely to be disqualified or recharacterised by the competent authorities on the grounds that they are designed to circumvent Tax obligations. The Seller is not aware of any intra-group transactions carried out by the Group Companies that were entered into other than at arm’s length. No Group Company is aware or has been made aware by its tax counsel (external or in-house) or auditors that a position it has taken on certain Tax matters is based on an interpretation of the Tax rules and regulations which under a Tax authority audit are likely to be successfully challenged by the Tax authorities.

(h)	A complete and accurate list of the Tax elections made by the Group Companies (including, but not limited to, elections related to tax consolidation, corporate income tax and VAT) since 31 December 2005 is attached as Schedule 9.9(h). The Group Companies hold sufficient information to allow the Purchaser to determine the Tax elections which have current effect.

(i)	No Group Company has any obligation to hold any person harmless from or to indemnify any person against such person’s Tax liabilities. Except as set forth in Schedule 9.9(i), no Group Company is a party to a joint taxation scheme or is otherwise bound to assume (or has assumed in the past) the Tax liabilities of any other person.

(j)	None of the Group Companies has benefited from any Tax advantage or favourable Tax regime in exchange for existing undertakings or obligations by which it is still bound. None of the Group Companies is bound by any obligation or shall incur any additional Tax burden as a result of obtaining any fiscal advantages, carry-forward or postponement of Taxation, or of any favourable Tax regime.

(k)	None of the Group Companies shall incur any Tax burden or other obligation as a result of the cessation, due to the sale of the Shares, of any Tax consolidation regime applicable to it.

(l)	The Group Companies hold sufficient readily available information to allow the Purchaser to determine the cost of acquisition for the purpose of corporation tax on chargeable gains (impôt sur les sociétés) of the Group Companies of each of their assets (except trading stock and work-in-progress).
9.10	Labour Relations

In this Section (i) references to “employee” shall have the meaning derived from the applicable Laws save where the applicable Laws are the laws of England, Wales, Scotland and Northern Ireland in which case “employee” shall include any individual within the definition of “employee” or “worker” in section 230 Employment Rights Act 1996 and any applicant for a position as employee or worker so defined.
(a)	Employees
(i)	The number, category and qualification of the employees of the Group Companies (directors and officers are indicated in the Schedule headed “The Group Companies”) as at 25 September, 2006 are indicated in Schedule headed “The Employees”.

(ii)	The Data Room Documents include a copy of model form employment agreements entered into by the Group Companies, as well as a copy of all employment agreements pursuant to which any employees of the Group Companies enjoy material advantages such as golden parachute (but excluding normal performance bonus, usual benefit in kinds with the Group Companies such as vehicles, etc) in excess of those provided for in the aforementioned model forms, or provided by the agreements or arrangements referred to in paragraph (b).

(iii)	The Group Companies are not engaged in any arbitration, judicial or administrative proceedings concerning labour matters of an amount higher than thirty thousand Euros (€ 30,000) each and there are no proceedings threatened in writing of such nature which may result in losses of an amount higher than thirty thousand Euros (€ 30,000) each.

(iv)	Since 31 December 2005 and save to the extent set out in Schedule 9, other than pursuant to applicable Law or collective bargaining agreements included in the Data Room Documents, no change has been made in the rate of the emoluments of any employee of the Group Companies earning basic pay over € 30,000 per annum.

(v)	Save to the extent set out in Schedule 9 and the Data Room Documents, all subsisting contracts of employment to which any of the Group Companies is a party are terminable by such company on three months’ notice or less without compensation, other than compensation provided for by applicable Laws or collective bargaining agreements in the relevant country.

(vi)	None of the Group Companies has any outstanding liability to pay compensation for loss of office or employment or a redundancy payment, in each case to any former employee.

(vii)	The Group Companies are not involved in any disputes with their employees in France (it being agreed, that, notwithstanding anything to the contrary provided herein, no disclosure shall limit the scope of this Warranty).
(b)	Collective Agreements – Special Arrangements
(i)	The Data Room Documents contain a copy of all current material collective bargaining agreements or other agreements, arrangements or practices with any trade union, staff association, works council or other body representing employees of any Group Company. Except as set out in the Data Room Documents, there exist no trade union or works councils or staff associations or other bodies representing the employees of the Group Companies.

(ii)	Save to the extent appearing in Schedule 9, the Group Companies are subject as at 30 September 2006 to no obligation and owe no sum under any incentive scheme (“accord d’intéressement”), or profit-sharing scheme (“accord de participation”), employee share ownership scheme (“plan d’actionnariat”) or employee share option scheme (“plan d’option ou de souscription d’achat d’actions”) or savings scheme (“plan d’épargne enterprise”). All such schemes enjoyed by the employees of any Group Company duly qualify for the purpose of the Tax exemptions normally applicable to them.

(iii)	Save as set forth in the Data Room Documents and subject to Section 9.10(h) below, no particular arrangement exists with any employee of the Group Companies providing for redundancy indemnities or payments, retirement indemnities or payments or compensation in lieu of notice, or other form of compensation or benefit upon termination for amounts that exceed those provided by Law or the applicable collective bargaining agreements or other agreements or arrangements provided pursuant to Section 9.10(b)(i) above.

(iv)	Subject to Section 9.10(h) below, the Group Companies do not pay and are not under an obligation (actual or contingent) to pay, contribute or secure (other than payment of employers’ contributions under social security legislation) to or in respect of any person any allowance or other benefit of any kind, whether related to length of service in the Group Companies or otherwise, on retirement, death or disability or on the attainment of a specified age or after a certain number of years of work;

(v)	There are no special benefits, other than those required by Law, applicable collective bargaining agreements or other agreements or arrangements referred to under Section 9.10(b)(i) above in favour of the employees of the Group Companies.
(c)	Compliance with Law
(i)	The Group Companies have complied at all times in all material respect with all applicable Laws concerning labour and collective matters.

(ii)	The Group Companies have at all times complied in all material respect with all applicable Laws concerning the health and safety at work of their employees, and there are no claims (actual or contingent) in respect of any accident or other work-related conditions caused by or to any employee or third party which are not fully covered by insurance (subject to applicable insurance threshold);

(iii)	The Group Companies having granted seasonal employment contracts or any other fixed-term contracts during the preceding five (5) years have complied with applicable Laws in this respect; in particular, no seasonal employment contract or any other fixed-term contract entered into during the five (5) years preceding the date of the Agreement could be considered as an open-ended contract.

(iv)	The Group Companies are not the subject of any proceedings initiated by the labour inspector (Inspection du Travail).
(d)	Termination of Employment
(i)	Save as set forth in Schedule 9.10(d)(i), on the Execution Date, no director, officer or key employee of the Group Companies is under notice of redundancy or dismissal for any reason whatsoever and no amount due to any current or former director, officer or employee for any reason whatsoever is in arrears or unpaid other than salaries due for the current month.

(ii)	Between 1st July 2006 and the Execution Date, and save as set forth in Schedule 9.10(d)(ii), no employee of the Group Companies, whose gross annual remuneration is more than € 30,000 per annum has resigned or, so far as the Seller is aware, has threatened to do so.

(iii)	Save as set forth in the Data Room Documents or in Schedule 9, there have been no redundancies since January 1, 2006. Since January 1, 2005, no employee of a Group Company made redundant for economic reasons has requested to benefit from the re-hiring priority and no employee of a Group Company made redundant or dismissed for any reason whatsoever has brought a claim, whether in legal proceedings or not, against his employer.

(iv)	No amount or benefit is due in any respect whatsoever to former employees of the Group Companies now or in the future following a redundancy, dismissal for personal reasons (including without limitation, the employee’s performance or conduct), resignation, or termination by mutual agreement.
(e)	Collective Disputes – Other Employment Related Disputes

During the previous three years the Group Companies have not experienced any collective labour dispute, strike or other industrial action and there is no pending or to the knowledge of Seller threatened dispute, strike or other industrial action.

(f)	Save to the extent set out in Schedule 9 and in the Data Room Documents, the Group Companies do not use any representatives or agents recognised as agent commercial or “V.R.P” or entitled to such status under French or other applicable law.

(g)	No employee or corporate officer of the Group Companies is entitled through contractual agreement or arrangement with any Group Companies or the Seller to any benefit upon Closing (including payment of any amount or other benefit by the Seller, any entity of the Seller’s Group, or any Group Company) or by virtue of the change of control of any of the Group Companies or is otherwise entitled to treat himself as entitled to resign without notice or to treat himself as dismissed or released from any obligation by virtue of the change of control of any Group Company.

(h)	UK Pensions
(i)	Except in respect of Allibert Equipment Limited Pension and Life Assurance Scheme as well as the Raaco Staff Pension Scheme and the ABUK group Personal Pension Plan (the “Disclosed Schemes”) set forth in the Data Room Documents (all material details of which have been disclosed), neither ABUK nor Raaco Great Britain Limited has any liability for the provision of any retirement, death, disability or life assurance benefits for any employee or officer or for any spouse or dependant of any such person nor has any proposal been announced to establish any such agreement or arrangement; to the extent that any such agreement or arrangement existed in the past, neither ABUK nor Raaco Great Britain Limited has any subsisting liability in respect of it.

(ii)	ABUK and Raaco Great Britain Limited have no obligation to contribute to any personal pension scheme in respect of any employee or officer.

(iii)	ABUK and Raaco Great Britain Limited are not providing and have not at any time provided or promised to provide ex gratia pensions or other benefits in respect of any employee or officer or former employee or officer.

(iv)	ABUK and Raaco Great Britain Limited have complied with the stakeholder requirements contained in Sections 1 to 8 of the Welfare Reform and Pensions Act 1999.

(v)	ABUK and Raaco Great Britain Limited have duly complied with their obligations under the Disclosed Schemes and all amounts which have fallen due to be paid to the Disclosed Schemes to date have been paid.

(vi)	The Disclosed Schemes have at all times been administered in all material respect in accordance with the trusts powers and provisions thereof and the requirements of legislation (including Article 141 EC Treaty) and of HM Revenue & Customs.

(vii)	No disputes, claims or actions are in progress, or, so far as the Seller is aware, pending or threatened in writing in respect of the Disclosed Schemes.

(viii)	The Seller has provided to the Purchaser full details and copies of all communications between the Pensions Regulator and ABUK, Raaco Great Britain Limited or the trustees of the Disclosed Schemes, including (but not limited to) in relation to warning notices (issued under section 96(2) of the Pensions Act 2004), improvement notices (issued under section 13 of the Pensions Act 2004), clearance applications (under the Pensions Act 2004), and notifiable events (under section 69 and 70 of the Pensions Act 2004).

(ix)	Save for the Allibert Equipment Limited Pension and Life Assurance Scheme, all other pension schemes of ABUK and Raaco Great Britain Limited are money purchase schemes (as defined in S181(1) of the Pension Schemes Act 1993).
9.11	Intellectual, Commercial and Similar Property
(a)	Schedule 9.11(a) contains an up to date, complete and accurate list of all Group Companies IPR and Third Party IPR that is material for the respective businesses of the Group Companies. The Intellectual Property listed in such Schedule is all of the Intellectual Property necessary or required for the Group Companies to continue to conduct their business in the manner in which it has been conducted for the two year period ending on the date of this Agreement. Save to the extent disclosed in the Data Room Documents, the agreements pertaining to the use of Third Party IPR do not contain any provision pursuant to which occurrence of Closing may affect the Group Companies’ rights in connection with the use of any such Third Party IPR.

(b)	In particular, the Group Companies have the unfettered right to use their respective corporate names and trade names for which each has full title and enjoyment, without paying any royalty to a third party.

(c)	The Group Companies validly own (legal and beneficial ownership in the United Kingdom) Group Companies IPR and, where applicable, are the registered proprietor of any registered Group Companies IPR.

(d)	All licences of Intellectual Property granted to or by the Group Companies which are material for the respective businesses of the Group Companies have been disclosed as part of the Data Room Documents and the Group Companies are not in breach of such licences and to the knowledge of Seller no other party to such licences is in breach of such licences.

(e)	Except as set forth in Schedule 9.11(a) the Intellectual Property owned by the Group Companies that is material for their respective businesses is validly held and used, free and clear from all Encumbrances (b) the Group Companies have made all filings, statements and renewals, complied with all formalities and made all payments necessary in order to maintain such Intellectual Property in full force and binding as regards third parties. The Seller is not aware of any facts or circumstances which may affect the validity or enforceability of the IPR.

(f)	None of the directors, officers or employees of any of the Group Companies owns, directly or indirectly, in whole or in part, any Intellectual Property to which any Group Company has a license or any Intellectual Property which is necessary or desirable for their commercial activities as presently carried on.

(g)	The Group Companies are not infringing and are not liable for any infringement of any Intellectual Property right of any third party and no written notice of any such violation has been received.

(h)	The Group Companies have complied with the terms of the co-existence agreements relating to the “Allibert” trademark and no written notice of any such violation has been received.

(i)	To the Seller’s knowledge, none of the Intellectual Property used or owned by the Group Companies is being, or has been, infringed, attacked or opposed by any Person and no Person is making unauthorised use of confidential business information owned by any of the Group Companies.
9.12	Contracts and Obligations
(a)	The Data Room Documents contained copies of all contracts material to the business of the Group Companies to which the Group Companies are party:
(i)	the performance of which commits any of the Group Companies to pay an annual amount greater than € 200,000 per contract;

(ii)	which accounted for more than 3% of the consolidated turnover of the Group Companies for the preceding financial year or covering the sale of products and/or services for more than € 100,000 per year;

(iii)	whose term exceeds one year or is unlimited (with the exception of labour agreements), and which may not be terminated by the Group Company which is a party thereto without more than six months’ notice and/or payment of an indemnity;

(iv)	giving rise to the payment by any of the Group Companies of fees or of consideration in another form greater than € 100,000 in any year in return for business brought to the relevant Group Company by a third party;

(v)	relating to profit-sharing or which provide for a remuneration on the basis of profits or turnover and in each case under which any Group Companies has paid an amount greater than € 50,000 in 2005;

(vi)	which do not fall within the scope of the relevant Group Company’s normal day-to-day business, or which are entered into under terms other than those usually granted to independent parties;

(vii)	which contain any clauses entitling the third parties to terminate or renegotiate the terms of the contracts upon a sale of the Shares to the Purchaser.
(b)	All shareholder, joint venture, consortium, partnership, material supplier, material distribution, material customer, material agency and any other material similar agreements and arrangements to which the Group Companies are parties have been disclosed to the Purchaser and are legally valid, binding and enforceable;

(c)	All contracts existing between the Group Companies, on the one hand, and their suppliers, customers, distributors, agents, licensees or franchisees on the other hand, were entered into on an arms-length basis and in the ordinary course of business.

(d)	Save to the extent set out in Schedule 9 or in the Data Room Documents, there are no agreements which may oblige any of the Group Companies in the future to accept imposed purchase prices or any restrictions whatsoever on their freedom to do business.

(e)	On the Execution Date, neither the Seller nor any of the Group Companies has any knowledge whatsoever that any of the 10 largest customers of, or suppliers or lenders to, any of the Group Companies has disclosed its intention to cease or substantially reduce its commercial relationship with any of the Group Companies for a reason resulting from relationships prior to the Execution Date or as a result of the proposed sale of the Shares to the Purchaser.

(f)	All material contracts or undertakings to which any of the Group Companies is a party or a beneficiary are valid and the relevant Group Company is in a position to obtain enforcement of the terms thereof. None of these contracts or undertakings is contrary to any applicable Law, or to any applicable judicial or administrative decisions whatsoever. None of the Group Companies is, or has been, in breach of any such contract or undertaking, in such a way as to incur its liability or justify the termination of the contract or its non-performance by the other party.
9.13	Litigation
(a)	Save as disclosed as part of the Data Room Documents, none of the Group Companies are engaged in any litigation, arbitration, prosecution, administrative or Tax investigations or other proceedings or claims or actions (whether criminal or civil) which may affect their ability to conduct their respective businesses or individually of an amount higher than thirty thousand Euros (€ 30,000) and, to the knowledge of Seller, none is threatened against the Group Companies or any of their respective assets or any of their respective directors and, so far as the Seller is aware, there is no fact or circumstance which could give rise to such proceedings.

(b)	There are no existing or pending judgments affecting any of the Group Companies.

(c)	None of the Group Companies has been subject to any criminal prosecution since the entry into effect of the provisions of the New Criminal Code (Nouveau Code Pénal) concerning the imposition of criminal liability on legal entities.
9.14	Insurance
(a)	The Group Companies have entered into insurance contracts providing insurance coverage consistent with industry standards and as required by applicable Laws. Such insurances are on an occurring basis, are in full force and effect and are not avoidable and provide sufficient coverage to the Group Companies at levels consistent with normal and customary practices of prudent companies carrying on a similar business with similar assets.

(b)	Each of the Group Companies has fulfilled all of its obligations pursuant to such insurance policies, in particular with respect to declarations of risks and claims and payment of premiums.

(c)	Schedule 9.14(c) sets out details (setting in details risks covered, exclusions, insurer, deductible, limits and term) of all insurance policies covering the Group Companies or their assets that will be terminated on or prior to the Closing Date.

(d)	No material claims pursuant to any insurance policies are outstanding and, so far as the Seller is aware, no event has occurred which could give rise to such a material claim. Since

1st February 1999, no insurer in respect of any such policy has denied or disputed coverage thereunder in respect of any occurrence involving any of the Group Companies.

(e)	To the Seller’s knowledge, no insurer has recommended that any Group Company change its respective methods of doing business or incur material expenditures as a condition to obtaining or renewing any insurance therefrom.
9.15	Computer systems, data and records
(a)	All the records and systems (including but not limited to computer systems) and all material data and information of each Group Company is recorded, stored, maintained or operated by, or are otherwise within the possession or control through contracts with third parties of, one or more of the Group Companies.

(b)	All communications systems and computer systems used by the Group Companies including all hardware, software and websites but excluding networks generally available to the public (“Information Technology Systems”) are owned by the Group Companies or in relation to software is owned by the Group Companies free from any Encumbrances or validly licensed to them;

(c)	Each of the Group Companies holds all the rights necessary to use the Information Technology Systems in the manner in which they are used by that company.

(d)	The Data Room Documents contained complete and accurate copies of all material agreements relating to the Information Technology Systems (the “Information Technology Agreements”).

(e)	Save to the extent set out in Schedule 9 or in the Data Room Documents, the Information Technology Systems:
(A)	are in satisfactory working order and are fit for the purpose they are being used;

(B)	have security, back ups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of any error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a disruption to the businesses of the Group Companies; and

(C)	have not suffered any error, breakdown, failure or security breach in the last twelve months which has caused disruption or damage to the businesses of the Group Companies.
(f)	Each Group Company has obtained under normal conditions all the licenses to operate the software necessary for conducting its business.

(g)	No Group Company has breached the material terms of any such license, in particular, as regards unauthorized copies.

(h)	A copy of the disaster recovery plan for the Group Companies has been disclosed in the Data Room Documents and that plan has been complied with.

(i)	Each of the Group Companies has made notification or is registered as required under all applicable Data Protection Laws in respect of personal data processed by it and is complying with all applicable Data Protection Law.

(j)	No Company has received a notice of breach by it of any applicable Data Protection Laws.
9.16	Owned and Leased Properties
(a)	Title to Properties
(i)	Each of the Group Companies is either the owner, lessee, finance lessee (crédit-preneur) or otherwise legitimate occupant of all premises utilized for the purpose of carrying on its business. All premises owned or used by the Group Companies (together, the “Properties”) are set forth in Schedule 9.16(a)(i).

(ii)	The Group Companies hold all material Consents and Approvals necessary to own and/or occupy the Properties and carry on their respective businesses therein.

(iii)	The Group Companies have the exclusive benefit of the Properties either as sole owner or as tenants so that the Group Companies are able to continue carrying on their respective businesses as previously conducted and use, and have used such Properties peacefully in accordance with their intended use. All lease agreements relating to the Properties material to the business of the Group Companies have been disclosed to the Purchaser as part of the Data Room Documents.

(iv)	Save to the extent set out in Schedule 9, Seller is not aware, as regards any leases up for renewal in the next three years, of (i) any event that may affect the lessee’s right to renewal or (ii) the lessor’s intention to reject such a renewal.

(v)	The Properties are not the subject of any expropriation or total or partial requisition measures, or of any other administrative measures which may adversely affect their value, nor are they the subject of any easements, rights of way or other Encumbrances which may materially affect their use. The Properties comply with all applicable material Laws, including urbanisation regulations and applicable safety norms; the relevant completion certificates (déclaration d’achèvement de travaux) have been regularly filed and the relevant certificates of conformity have been obtained.
(b)	Condition
(i)	All the Properties are in a good state of repair and maintenance, normal wear and tear excepted, and have all facilities allowing them to be used for their intended purpose.
(c)	Leased Properties
(i)	The Group Companies have a valid leasehold interest in all Properties occupied pursuant to any type of lease and each such lease is valid and enforceable in accordance with its terms.

(ii)	None of such leases provide that the lessee shall be responsible for the cost of any work or renovations necessary for compliance with all applicable Laws.

(iii)	The rent due under such leases has been revised in accordance with applicable Laws and contractual terms.

(iv)	The Group Companies have not failed to comply with the provisions of such leases or with the Laws applicable to the registration of such leases or to the relevant

Properties or their tenants. No notice of breach (with or without a request to perform) or of termination (with or without an offer to renew) with respect to any such lease has been served on any Group Company and no Group Company has been responsible for any act or omission, which is material enough to result in the termination of any such lease by the lessor.

(v)	In relation to any leasehold interests held in England and Wales, the security of tenure provisions in Part II of the Landlord and Tenant Act 1954 are not excluded and no notice has been served by, or received by, the relevant Group Company in respect of any such lease under Part II of the Landlord and Tenant Act 1954.
(d)	Third Party Rights
(i)	Save to the extent disclosed in Schedule 9 and as disclosed under the Data Room Documents, the Properties are not subject to any leases, sub-leases, licence or other agreement (including a domiciliation agreement) granting to any person (other than a Group Company) any right to the use, occupancy or enjoyment of any portion thereof.

(ii)	All documentation relating to the previously proposed compulsory purchase of the Gloucester Site is set out in the Data Room Documents and no such compulsory purchase is proceeding nor, so far as the Seller is aware, is any such future compulsory purchase of the Gloucester Site threatened or proposed.
9.17	Product Liability
(a)	Except as set forth in Schedule 9.17:
(A)	since 1st February 1999, no claim in excess of € 30,000 has been made against any of the Group Companies in respect of damage suffered resulting from a defect in any Product manufactured, assembled, sold or leased by any of them and none of the Group Companies has received any order of a Governmental Authority to recall any of this products or to inform its customers of a defect or any danger caused by a defect in any of its products or linked to their use;

(B)	All outstanding product liability claims are reserved against in the Financial Statements (in accordance with the Accounting Principles) and/or are fully covered by insurance (subject to applicable threshold);

(C)	None of the Group Companies has incurred any liability within the last three years arising out of an injury to individuals as a result of use of any Product manufactured, assembled, sold or leased by them;

(D)	No Product manufactured, assembled and sold or leased by any of the Group Companies since 1st February 1999 has any latent defect or other defect likely to result in a claim for damages in excess of € 30,000 from a purchaser or user of the product or a third party.
(b)	The Group Companies comply with any applicable Law relating to safety of Products which they market, and have been granted, when necessary, all necessary safety certificates.

(c)	No warranties have been made since 1st February 1999 with respect to such Products under whose terms the Group Companies would be liable beyond the limits and periods provided for by their general conditions of sale disclosed to the Purchaser as part of the Data Room Documents.

(d)	There has not been any dispute between the Group Companies and Kane Food & Crown in connection with Product manufactured, assembled, sold or leased by any of them (it being agreed, that, notwithstanding anything to the contrary provided herein, no disclosure shall limit the scope of this Warranty).
9.18	Separation
(a)	There are no services or arrangements (including with respect to retained assets or other rights) or other contractual agreements as between the Group Companies on the one hand and any of the members of the Seller’s Group on the other hand:
(i)	on which any of the Group Companies rely in the conduct of their business as usually operated; or

(ii)	in relation to which any of the Group Companies is, or will after Closing be, under any ongoing obligation to any member of the Seller’s Group or in relation to which any of the Group Companies has any accrued or outstanding liability.
(b)	Neither the Seller nor any of its Affiliate owns any right or asset which is necessary for the conduct of the respective businesses of the Group Companies in the same way as conducted prior to the date hereof (for the avoidance of doubt with the exception of the Myers Trademarks)
9.19	Miscellaneous
(a)	In relation to the Gloucester Site and the business operations thereon all material and current information in relation to the prospective closure, downsizing or relocation of the Gloucester Site, including but not limited to all material decisions made by any of the Seller, the Seller’s Group or the Group Companies in relation thereto, all binding commitments in relation thereto, all advices received by any of the Group Companies or the Seller or the Seller’s Group and all information relating to the status of and implications of any planning, clean-up or redundancy issues, has been disclosed in writing to the Purchaser.

(b)	Since the Execution Date, none of the Group Companies has carried out any act which would require consent by the Purchaser pursuant to the terms of Section 6.1.

(c)	Buckhorn Limited is a dormant company which does not carry on any business whatsoever and does not trade in any respect.

(d)	The Data Room Documents are up-to-date and each of them is complete.
10.	PURCHASER’S REPRESENTATIONS, WARRANTIES AND INDEMNITY

10.1	Representations and Warranties

The Purchaser represents and warrants to the Seller as follows:
(a)	the Purchaser is a company duly organized and validly existing under the laws of England and, subject to receipt of the Antitrust clearance has all necessary power and authority to enter into this Agreement and carry out the transactions contemplated herein;

(b)	the entering into this Agreement, and the performance of the obligations contemplated herein, by the Purchaser shall not: (i) violate any law or regulation applicable to the Purchaser or any provision in the by-laws of the Purchaser; or (ii) violate any undertaking or contractual provision by which the Purchaser is bound;

(c)	the Purchaser has taken all resolutions and other corporate or requisite actions necessary to execute, deliver and perform all the obligations of the Purchaser provided in this Agreement, and to make such provisions binding and enforceable on the Purchaser;

(d)	except for the Antitrust Filings and the Antitrust Clearance the execution of this Agreement and the consummation by the Purchaser of the transactions contemplated herein does not require any filings with, or approval or other authorization by any third party or any public or governmental authority, national or supranational;

(e)	the Purchaser has immediately available on an unconditional basis (subject only to Closing) the necessary cash resources to meet its obligations under this Agreement;

(f)	there is no Person that is entitled to a finder’s fee or any type of brokerage commission from the Purchaser in relation to or in connection with the transactions contemplated herein as a result of any agreement or understanding with the Purchaser;

(g)	the representations and warranties of the Purchaser contained herein shall be true and correct at the Execution Date and at the Closing Date with reference to the situation existing as at the Closing Date.
10.2	Indemnification by the Purchaser
(a)	The Purchaser hereby agrees to indemnify the Seller and its Affiliates from and against all losses, claims, damages, interests, costs, fines, penalties or expenses whatsoever suffered or incurred as a result of (i) any of the warranties set out in this Section 10 being untrue or inaccurate; or (ii) any act of the Purchaser and/or of the Group Companies between the Closing Date and the date on which the sale of the Shares of MIF becomes effective vis-à-vis third parties, which may expose the Seller to liability in its capacity as unlimited liability shareholder of MIF.

(b)	The Purchaser’s representations and warranties shall expire on the date occurring 18 (eighteen) months after the Closing Date and, in any event, no claim may be brought thereafter, except that the representations and warranties shall continue until final adjudication for any claim or demand brought against the Purchaser prior to the expiration of such period.
10.3	No claim against employees of the Seller

The Purchaser agrees and undertakes that it has no right against, and shall not make any claim against any employee or director, of the Seller and its Affiliates whom it may have relied on before agreeing to any term of this Agreement or any other agreement or document referred to herein or entering into this Agreement or any other agreement or document referred to herein.
10.4	Benefit Liability

The Purchaser undertakes to the Seller that if the actuary to the Purchaser informs the Purchaser in writing that he considers it appropriate to change his actuarial assumptions for valuing the pension liabilities of the Allibert Equipment Limited Pension and Life Assurance Scheme in accordance with FRS17 for the purposes of the Purchaser’s annual accounts as at 31 December 2007, the Purchaser shall pay to the Seller as an adjustment to the Benefit Liability an amount equal to (a) 50% of the reduction in the pension liabilities of that scheme arising solely from such change of actuarial assumptions as calculated by the said actuary or (b) the sum of €1,000,000 (one million euros), whichever is the lesser amount.
10.5	Seller’s liability in connection with certain Pension matters

Pursuant to the terms of Section 5.1(a)(iii)(C), the Purchaser shall undertake to be substituted for the Seller in respect of the latter’s undertakings under the terms of the letter set out in Schedule 5.1.

The Purchaser undertakes to indemnify and hold harmless the Seller from and against all losses, claims, damages, interests, costs, fines, penalties or expenses whatsoever actually suffered or incurred by the Seller as a result of the Purchaser’s failure to be substituted for the Seller in respect of the latter’s undertakings under the terms of this letter and any claim, demand of the Trustees against the Seller or any of its Affiliates under the terms of such letter following substitution (including for payment of the £ 2,642,123 amount).
10.6	Parachute Liability

The Purchaser hereby irrevocably undertakes to procure that the related Group Company complies with the provisions of the golden parachute of Mr. Mohsen Eskandar and Mr. Bruno Dathis and pay to the related beneficiary the related amount in compliance with the terms and conditions of the golden parachute disclosed as part of the Data Room Documents.
11.	SELLER’S INDEMNIFICATION OBLIGATIONS

11.1	Indemnification of Losses

Subject to the conditions and limitations set forth below, the Indemnifying Party agrees to indemnify the Indemnifiable Party from and against all losses, claims, damages, shortfall in assets, surplus in liabilities, interests, costs, fines, penalties or expenses whatsoever suffered or incurred as a result of any of the Warranties being untrue or inaccurate deriving from the facts or circumstances occurring on or before the Closing Date even if the loss arose after such date (a “Loss”) (without regard to any multiple, price ratio, implicit or not, in negotiating and/or determining the price for the Shares).

11.2	Exclusion and Restrictions
(a)	Quantum limitations
(i)	The Indemnifying Party shall not be liable for indemnification under this Section 11 or any other grounds for any individual Loss not exceeding € 30,000, it being agreed that such de minimis shall not be applicable to serial Losses (i.e., Losses which arise out of the same facts or circumstances).

(ii)	The Indemnifying Party’s indemnification obligation hereunder shall be effective only when the cumulative amount of Losses actually indemnifiable by the Indemnifying Party pursuant to this Agreement in the aggregate exceeds € 500,000, provided that, once said threshold is exceeded, the Indemnifying Party shall be liable to pay the full aggregate amount as from the first euro. For the sake of clarity no claim made by the Purchaser, nor any amount paid by the Seller under Section 11.6 shall be taken into consideration for the computation of the above € 500,000 euros threshold.

(iii)	Except in connection with the specific indemnification provided under Section 11.6, the cumulative amount payable by the Indemnifying Party to the Indemnifiable Parties by way of indemnification pursuant to this Agreement shall not exceed twenty percent of the sum of the Cash/Debt Free Price.
The Seller and the Purchaser agree that any payment made by the Seller (in accordance with applicable law) to a third party following Closing as a result of a claim, action brought by this third party against the Seller in its capacity as former unlimited shareholder of MIF, covering the period from the incorporation of MIF until the day the transfer of the unlimited shares becomes effective vis-à-vis third parties, shall count against the cap limitation provided for under section 11.2(a)(iii).

(b)	Time Limits

In no event shall the Indemnifying Party be responsible towards the Indemnifiable Party under this Section 11 in respect of a Claim which has been raised after the date of the shareholders’ meeting (without extension of the legal deadline provided for under French Code de Commerce) approving the financial statements of Allibert Buckhorn Europe SAS relating to the first full fiscal year following the Closing Date with the exception of (i) the Tax Indemnity and Tax Warranties, as to which Claims may be raised against the Indemnifying Party until the expiration of the third month following expiry of statute of limitations applicable to the underlying claims and (ii) the Environmental Indemnity, as to which claims may be raised against the Indemnifying Party until the expiration of 5 (five) years after the Closing Date.

(c)	Nothing in the Agreement shall limit the Indemnifiable Party’s right to be indemnified for Losses (and none of the limitations as to time and amount set forth in this Agreement shall apply in such a case) based on or resulting from a breach of the Warranties under Sections 9.1(a), 9.1(b), 9.2(a) or 9.2(c).

(d)	The amount due by the Indemnifying Party by way of indemnification pursuant to this Section 11 shall be reduced by an amount equal to the cash Tax benefit enjoyed or to be enjoyed (to the extent such Tax benefit is enjoyed during the fiscal year during which the Loss was suffered or during the immediately following fiscal year) by the relevant Group Company as a consequence of its suffering the Loss which is the subject of the Indemnifiable Party’s claim for indemnification. Similarly, if any amount payable to the Indemnifiable Party by way of indemnification pursuant to this Section 11 is subject to Taxation in the Indemnifiable Party or the relevant Group Company (including utilisation of losses in the Indemnifiable Party) during the fiscal year during which the indemnification amount is paid or the immediate following fiscal year, the Indemnifying Party shall pay to such Indemnifiable Party all additional amounts necessary in order to ensure that the net amount received by the Indemnifiable Party is equal to the amount which it would have received in the absence of such Taxation.

(e)	The amount due by the Indemnifying Party under this Section 11 with respect to a Loss shall be off set or reduced by any amount that the Group Companies have received from any third party (including insurers) with reference to the specific matter which is the subject of the Claim, net of the Group Companies’ reasonable costs and expenses incurred in obtaining such payment, including those incurred in connection with litigation required therefore. In particular, the Indemnifiable Party commits itself to make any notification or to cause any notification to be made to its insurers and the Group Companies’ insurers (with a copy to the Indemnifying Party) in order to allow the payment of insurance indemnities in relation to a potential or actual Loss.

(f)	If the Indemnifying Party pays to the Indemnifiable Party an amount in discharge of a Claim and the Indemnifiable Party subsequently receive from a third party a sum which is referable to the Claim (including without limitation by way of insurance), the Indemnifiable Party shall, as soon as possible, repay to the Indemnifying Party: (i) an amount equal to the sum received; or (ii) if the figure resulting under paragraph (i) above is greater than the amount paid by the Indemnifying Party in respect of the relevant claim, such amount paid by the Indemnifying Party.

(g)	The Indemnifiable Party will not be entitled to indemnification and to make a Claim for:
(i)	Losses occurring during the period between the Execution Date and the Closing Date and relating to events, fact or omissions (a) permitted under this Agreement or (b) specifically agreed in writing by the Purchaser (in particular under Section 6) or (c) which are attributable to the failure for the Purchaser to have consented, between the Execution Date and the Closing Date, to any of the transaction set out in Section 6); It is specified, for the avoidance of doubt, that agreement by the Indemnifiable Party with any of the steps of the proposed Luxembourg Reorganization (including the retirement of the PECs) shall in no event affect the Indemnifiable Party’s rights to be fully indemnified in this connection; nor

(ii)	Losses for which the Group Companies have made specific provisions or reserves accounted for in the Management Accounts, to the extent of such provisions or reserves; nor

(iii)	the extent of any Loss that arises as a result of any act or omission by the Indemnifiable Party or any of the Group Companies, after Closing (provided that the sale of the Gloucester Site as per Section 12.6 shall not limit the Purchaser’s rights under the Environmental Warranties or the Environmental Indemnity;

The Indemnifiable Party shall not be entitled to indemnification with respect to the extent of any Environmental Loss that results from (x) release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, or migration into the Environment or out of any of the Properties, that occurs after the Closing Date in respect of any new Hazardous Substance brought onto the Properties after the Closing Date; (y) the Indemnifiable Party or any Group Companies deliberately informing any Regulator of the circumstances relating to or giving rise to the relevant Environmental Loss (unless required to do so by any applicable Law or by any Regulator, or regarding RIAS by the Phase II report disclosed in Data Room Documents, in which case the Purchaser or the relevant Group Company shall, unless not in a position to do so, consult beforehand with the Seller regarding such disclosure); nor

(iv)	the extent of any Loss that results from facts disclosed (in a manner so as to permit the Purchaser to quantify the magnitude of the risk) in this Agreement or its Schedules (including the Data Room Documents) it being provided that (i) only such disclosures shall relieve the Seller from its indemnification obligation; (ii) (except when representations are qualified to “the Seller’s knowledge”) the Seller shall not be released from its obligation under this Section 11 as a result of its lack of awareness of the situation resulting in a Claim, and (iii) notwithstanding anything to the contrary provided for herein, no disclosure made in this Agreement or its Schedules (including the Data Room Documents) shall relieve the Seller from liability under the Environmental Warranties, the Environmental Indemnity or the Tax Indemnity;

(v)	regarding MIF, pursuant to the unlimited liability of the Seller as a general partner of MIF.
(h)	Notwithstanding any other provision of this Section 11, the Indemnifiable Party may not assert any Claim against the Indemnifying Party for indemnification to the extent that such Claim would arise from, or be increased as a result of (and to the sole extent of such increase) (i) any change in applicable Law (including Environmental Law) or in the interpretation of any existing Law or the issuance of any new Law (including Environmental Law) since the Closing Date and (ii) any change in the Accounting Principles after the Closing Date.

(i)	Save for the amount of penalties and interest on late payment of Tax incurred in connection with a Tax adjustment, the Indemnifying Party shall not be liable for any Loss arising from a Tax adjustment to the extent that there is or is reasonably expected to be a consequential cash Tax benefit arising to the Indemnifiable Party or Group Company by the end of the financial year following the one in which the Tax adjustment arises, where the Tax adjustment: (i) has the effect of transferring an expense, income or deduction for one financial year to another or (ii) gives rise to a corresponding cash Tax benefit or (iii) as a result of which the Purchaser and/or the related Group Company obtains a cash Tax benefit (including by reason of avoiding or reducing Tax), provided that in all cases, if the reasonably expected cash Tax benefit does not arise in full, the shortfall will be reinstated as a Loss for which the Indemnifying Party is Liable, and payment of the shortfall amount shall be made to the Indemnifiable Party within 20 Business Days of the end of the financial year following the year in which the Tax adjustment arises.

(j)	If the Loss consists of an amount of VAT which is recoverable within 12 months, a Claim may only be made for the amount of penalties and late payment interest arising from a reassessment.

(k)	The Indemnifying Parties shall have the right to off-set, against any Loss which is the subject of a Claim by the Indemnifiable Parties and which it is liable to indemnify hereunder, any amounts due by the Indemnifiable Parties to the Indemnifying Parties in connection with this Agreement.

(l)	Under no circumstances shall the Indemnifiable Party be entitled to be indemnified twice in relation to the same facts or events. In particular, any fact or event taken into consideration in the adjustment to the Initial Consideration pursuant to Section 4 shall not be give rise to any Claim hereunder.
11.3	Indemnification Procedure and Payment
(a)	The Indemnifiable Party hereby agrees to provide the Indemnifying Party with written notice of any fact which may result in an Indemnifiable Party’s suffering a Loss for indemnification of which the Indemnifying Party may be held liable under this Agreement (the “Notice of Claim”), setting forth in reasonable detail the claim which it intends to make (the “Claim”), together with adequate supporting documentation reasonably necessary for the purposes of enabling the Indemnifying Party to assess the Indemnifiable nature of the Loss (and its amount).

(b)	The Purchaser shall ensure that the Notice of Claim is dispatched as promptly as reasonably possible after the Indemnifiable Party or the relevant Group Companies have knowledge of the underlying Loss (and, to the extent relevant, within a time period such that it allows the Seller to be associated with the procedure pertaining to the underlying Loss). Any delay in the notification of a Notice of Claim by the Indemnifiable Party shall not relieve the

Indemnifying Party from its indemnification obligations under this Section, but shall reduce the indemnifiable amount by the extent of the prejudice actually suffered by the Indemnifying Party as a result of any delay in sending such Notice of Claim

(c)	The Indemnifying Party shall have a period of 15 (fifteen) Business Days to notify the Indemnifiable Party that it disputes the Notice of Claim so notified to it. It is understood that failure by the Indemnifying Party to reply in writing to a Notice of Claim within such period shall be deemed as acceptation by the Indemnifying Party of the Claim set forth in the Notice of Claim.

(d)	In the event that a Claim is disputed by the Indemnifying Party,
(A)	the Indemnified Party and the Indemnifying Party shall endeavour to reach agreement in respect of the disputed points relating to a Claim within fifteen (15) Business Days after the end of the 15 (fifteen ) Business Days period set forth under Section 11.3(c); or

(B)	in the absence of such agreement within such fifteen (15) Business Days period, either Party may refer the matter to arbitration in accordance with Section 13.15.
(e)	Indemnification shall be payable by the Indemnifying Party within three (3) Business Days of its determination pursuant to Section 11.3(d) above provided that, (i) if a claim for indemnification is based upon a liability which is contingent only no indemnification shall be due unless and until such liability has been actually paid and (ii) in the event the underlying Loss has resulted in an actual cash disbursement by the relevant Group Company, any such amount shall bear interest at an annually compounded interest rate of Euro Libor plus 2.25% per annum from the actual cash disbursement to its actual payment date and provided, further, that in the event that, after payment of the indemnification amount (and notwithstanding the time limits provided for in Section 11.2(b) above) the damage suffered by the Indemnifiable Party in relation to a Claim is more than the amount actually paid by the Seller to the Indemnifiable Party for this Claim, the Seller shall indemnify the Indemnifiable Party for such additional amount.
11.4	Third Party Claims
(a)	In the event a Notice of Claim is based on a claim by a third party (including Tax authorities or any Regulator) against any of the Group Companies, the Indemnifying Party may, within a period of ten (10) Business Days from the date of receipt of the Notice of Claim provide the Purchaser with the name of a representative responsible for assisting, on behalf of the Indemnifying Party and at the Indemnifying Party’s cost, in the negotiations or hearings relating to such third party claim. The Purchaser shall, and shall procure that the Group Companies shall, reasonably cooperate with this representative, shall provide all reasonable assistance to enable the representative to assess the third party claim in question and shall endeavour to consult with such representative prior to taking any material decision in connection with the management of such third party claim. Notwithstanding the appointment of a representative by the Indemnifying Party, the Indemnifiable Party shall assume the defence of such third party claim and shall be free to take any action that it shall deem appropriate for defending the interests of the Group Companies and in particular instigating, continuing or ceasing any arbitration or court proceedings, or reaching a settlement. Without prejudice to the foregoing, the Indemnifiable Party shall take all reasonable actions and cause the Group Companies to take all such reasonable actions, including resisting the relevant claims, which may be required to mitigate the amount of the Loss for which indemnity is sought hereunder, and shall or shall cause the Group Companies to take all such reasonable actions and shall keep the Indemnifying Party promptly and fully informed of any such initiative or actions.

(b)	The Indemnifiable Party shall procure that (except to such extent as is required by a Regulator under Environmental Law or by virtue of an immediate serious risk to the Environment or human health) no action shall be taken in respect of the subject matter of any actual or potential Environmental Claim which would or might give rise to a liability of the Indemnifying Party under this Agreement without first consulting the Indemnifying Party and, when relevant and to the extent possible, obtaining three competitive quotations for a scope of required remediation works.

(c)	Provided it provides the Purchaser with a written acknowledgement that the underlying Loss will be fully indemnified by it pursuant hereto (and irrevocably waives any right to challenge it), the Seller shall have the right to direct the relevant Group Company’s actions in respect of the circumstances which gave rise or might give rise to the Claim, provided, that in doing so the Seller shall take into consideration the legitimate commercial interests of the Group Companies. In this event, the Purchaser agrees to ensure, upon request by the Seller, that the relevant Group Companies shall, at the Seller’s expense: (a) keep the Seller duly and promptly informed of any notice, communication or other information however received in relation to such Claim; (b) reasonably cooperate with the Seller in respect of the relevant remedies and actions, by giving the Seller access to all records, files and data relating thereto reasonably requested by the Seller and by providing the reasonable support from its employees; and (c) abide by the instructions of the Seller in the conduct of the legal proceedings and/or settlement negotiations and/or other initiatives in relation to the Claim.

(d)	The taking by the Indemnifiable Party of any action or omission in breach of the provisions of this Section 11.4 shall reduce the indemnifiable amount by the extent of the prejudice actually suffered by the Indemnifying Party as a result of such breach.
11.5	Remedial Works

Whenever Remedial Works have to be carried out with respect to a situation giving rise to a Claim under the Environmental Warranties or the Environmental Indemnity (or actions implemented by the Group Companies on the basis of the URS Reports and Environ reports as a result of a failure to comply with Environmental Law):
(i)	The Seller shall have the right, but not the obligation, to fully participate in any discussions, negotiations or meetings with any Regulator or other third party concerning directly or indirectly the Remedial Works, except as prohibited by Law, including, without limitation, the scope, method, timetable and details of the implementation of the Remedial Works and the Indemnifiable Party shall, and shall cause any of its Affiliates (for the avoidance of doubt such term including in this Section 11.5 the Group Companies) to take into account any reasonable comments made by the Seller in relation to the Remedial Works (and not to unreasonably reject them) including, without limitations, comments made in relation to the scope, method, timetable and details of the implementation of the Remedial Works, it being agreed between the Parties, that whenever costs incurred as a result of Remedial Works are to be indemnified by the Seller, (x) the scope of these Remedial Works shall be limited to the strict extent necessary to comply with applicable Environmental Law, and (y) provided it does not affect the scope referred to in (x), the Purchaser shall use reasonable efforts to mitigate related costs.

(ii)	The Indemnifiable Party shall, and shall cause any of its Affiliates to, allow the Seller to review and comment upon any work plan or report prepared by or on behalf of the Indemnifiable Party or any of its Affiliates regarding any Remedial Work and, in any case where the Indemnifiable Party or any of its Affiliates proposes to submit any such work plan or report to any Regulator or other third party, the Indemnifiable Party shall, to the extent possible, and shall cause its relevant Affiliate to, provide to the Seller a draft of any such work plan or report at least 7 (seven) Business Days prior to the date on which the work plan or report must be finalized.

(iii)	The Indemnifiable Party shall, and shall cause its relevant Affiliate to, provide to the Seller final copies of all work plans, reports and other relevant documents received from or provided to any Regulator, or other third party relating to the Remedial Works.

(iv)	The Indemnifiable Party shall, and shall cause its relevant Affiliate to, give reasonable notice to the Seller of all material discussions, material negotiations or material meetings between the Indemnifiable Party or its relevant Affiliate and any Regulator or other third parties and shall, except as prohibited by Law, cause its relevant Affiliate to, permit, if so reasonably requested, a representative of the Seller or such person or persons as the Seller may direct to attend and participate in any such meetings.

(v)	Except as prohibited by Law, the Indemnifiable Party shall, and shall cause its relevant Affiliate to, permit the Seller to have such reasonable access as it may require upon reasonable notice to the Indemnifiable Party to assess and inspect the progress of the Remedial Works from time to time.

(vi)	The Indemnifiable Party shall, and shall cause its relevant Affiliate to, provide the Seller and its agents and contractors upon the Seller’s reasonable written request, copies of such relevant books and records of the Indemnifiable Party or its relevant Affiliate as are reasonably necessary in connection with any Remedial Works.

(vii)	The Indemnifiable Party shall procure that (except to such extent as is required by a Regulator under Environmental Law or by virtue of an immediate serious risk to the Environment or human health or to the extent impracticable) no Remedial Works which would or might give rise to a liability of the Indemnifying Party under this Agreement shall be commenced without informing the Seller and obtaining three competitive quotations for a scope of required remediation works.
(b)	The taking by the Indemnifiable Party of any action or omission in breach of the provisions of this Section 11.5 shall reduce the indemnifiable amount by the extent of the prejudice actually suffered by the Indemnifying Party as a result of such breach.
11.6	Specific indemnification
(a)	Notwithstanding anything to the contrary provided in this Agreement, the Indemnifying Party shall fully indemnify and hold harmless the Indemnifiable Party from and against all losses, claims, damages, interests, costs, fines, penalties or reasonable expenses (and in the case of the Tax Indemnity and the indemnity under Section 11.6(a)(iv), the Tax itself) whatsoever actually suffered or incurred:
(i)	as a result of any Environmental Claim or failure by the Group Companies to comply with applicable Environmental Laws (but in this latter case to the sole extent of such non-compliance) or otherwise as a result of a breach of the Environmental

Warranties (the “Environmental Indemnity” “ and any loss suffered in this connection an “Environmental Loss"); or

(ii)	in connection with or as a result of:
(A)	any Taxes which may be imposed on or otherwise due by, MIF or Myers International Holding Sarl (Luxembourg) (including as a result of the Luxembourg Reorganisation) for taxable periods (or portions thereof) ending on or before Closing (subject always to any Tax assessments that relate to transactions that are correctly Taxable on or before Closing; provided, that for this purpose, correctly shall mean consistent with the Law and statements of practice, written interpretations, bulletins and press releases made by or on behalf of the relevant Tax authorities); and provided always that if a Luxembourg authority (including, but not limited to, judicial, governmental or registration authorities) successfully asserts that either MIF or Myers International Holdings Sarl (the “Luxembourg Entities”) was not a valid legal entity under Luxembourg law for any time up to and including Closing, such that either or both Luxembourg Entities (or the partners thereof) are required to take any particular action that has the effect of crystallising a Tax charge after Closing (for example, but not limited to liquidation), then the Indemnifying Party shall fully indemnify the Indemnifiable Party; and provided always that if the Luxembourg Tax authorities successfully assert that either or both of the Luxembourg Entities were not managed for any time on or before Closing in accordance with the Tax rulings applying to them, with the result that the Tax-transparent status of MIF in Luxembourg does not apply after Closing and in consequence a Tax charge arises after Closing, then the Indemnifying Party shall fully indemnify the Indemnifiable Party; or

(B)	any Taxes on net profit (including income and gains) which may be imposed on or otherwise due by any of the Group Companies for taxable periods (or portions thereof) ending on or before the Closing Date (subject always to any Tax assessments that relate to transactions that are correctly Taxable on or before Closing; provided, that for this purpose, correctly shall mean consistent with the Law and statements of practice, written interpretations, bulletins and press releases made by or on behalf of the relevant Tax authorities);
in both cases of (A) and (B) after taking into account all available Tax loss carry forwards and other Tax attributes, but only to the extent that those Tax loss carry forwards and other Tax attributes are not being utilized against any other liability up to and including Closing (together, the “Tax Indemnity”).

(iii)	in connection with or as a result of:
(A)	any liability for the Indemnifiable Party or the Group Companies resulting from the shareholding held in the Investment Participations;

(B)	any obligation whatsoever for the Group Companies to pay any amount in connection with their past shareholding in Allibert T&L GmbH (Austria), Raaco Sweden AB (Sweden) and SCI de la Plaine (France), all of which have been liquidated prior to the Execution Date;

(C)	the following disputes, should any of them result in a Loss for the Group Companies in excess of the amount set out in Section 11.2(a)(i):
I.	dispute between Allibert Buckhorn France and RS Diffusion as distributor for improper breach of contract (amount claimed € 1,926,000);

II.	dispute relating to the alleged infringement of the German utility model DE 299 11 098 by the Raacofix system;

III.	dispute between ABUK and B&Q plc relating to quality problems on Buckhorn bulk boxes;
(D)	any claim of a client or supplier of Allibert Buckhorn France in relation to the Discontinuation of ABF French Waste Management Trading Activity;

(E)	costs incurred by the Purchaser or the Group Companies in connection with formalities carried out after the Closing Date to ensure that all of the Group Companies IPR are properly registered in the name of the relevant Group Company owning such right (and that the Group Companies are in a position to enforce such rights against third parties), it being specifically agreed, that the Seller’s undertakings under this specific indemnity shall terminate on the first anniversary of the Closing Date; it being further agreed that the Seller undertakes to provide the Purchaser with all documents in its possession and necessary to carry out these formalities;

(F)	the cancellation of stock-options granted by the Seller (or any Affiliate) to Group Companies’ employees;

(G)	the failure for the Group Companies to hold at Closing any of the documents referred to in Section 12.12(l); and

(H)	the Luxembourg Reorganization;
(together, the “Miscellaneous Indemnity”).
in all cases of the Environmental Indemnity, the Tax Indemnity and the Miscellaneous Indemnity to the extent deriving from the facts or circumstances occurring on or before the Closing Date (subject to Section 13.6) even if the related loss arose after such date.
(iv)	in connection with or as a result of Closing occurring following the waiver by the Purchaser of the Condition to Closing set out in Section 5.1(a)(ii)(C) or the Seller’s obligations in Section 12.7, such indemnity being limited only to all Tax, losses, claims, damages, interests, costs, fines, penalties or reasonable expenses arising from the non-continuation of the Tax transparent status of MIF or any part of the Luxembourg Reorganization and only to the extent incurred during the 12-month period commencing on the Closing Date (and notwithstanding any act or omission to act by the Purchaser or any of the Group Companies after the Closing Date).

As soon as practicable, during this 12-month period (and without prejudice to the above indemnity), the Purchaser shall use best efforts to procure the liquidation of MIF.

(v)	provided that Section 12.12(1) has not been complied with in connection with or as a result of the failure (including past failure) for agreements entered into by any Group Company with any sales agents operating in Italy to comply with applicable Law, such indemnity being limited to all losses, claims, damages, interests, costs, fines, penalties or reasonable expenses incurred by the Indemnifiable Party or any Group Company during the 12-month period commencing on the Closing Date:
(x)	in excess of reserves specifically required to be made by Italian Law (as at the date of the relevant liability) in financial statements to cover such termination liability; or

(y)	as a result of or in connection with the renegotiation of any of these agreements, but only to the extent necessary to ensure that they comply with applicable Law (provided, however, that in the event any agreements are terminated as a result of renegotiation, the indemnity shall be reduced by the amount of any reserves required to be made by Italian Law to cover such termination), in both cases of (x) and/or (y) notwithstanding any act or omission to act by the Purchaser or any of the Group Companies at any time after the Closing Date.
(b)	For the avoidance of doubt indemnities payable by the Indemnifying Party under this Section 11.6 shall be due:
(i)	on a euro for euro basis and the provisions of Section 11.2(a) shall not be applicable thereto;

(ii)	subject to the time limits provided in Section 11.2(b); and

(iii)	irrespective of facts, events or circumstances disclosed anywhere in this Agreement, its Schedules or the Data Room Documents.
(c)	The provisions of Sections 11.2(d), 11.2(e), 11.2(f), 11.2(g), 11.2(h), 11.2(i), 11.2(j), 11.2(l), 11.3, 11.4 and 11.5 shall apply in relation to claims notified under this Section 11.6 and any amount claimed under this Section 11.6 shall be considered as a “Loss” for this purposes.

(d)	In no event shall the cumulative amount payable by the Indemnifying Party to the Indemnifiable Party by way of indemnification pursuant to this Section 11.6 exceed 80% of the Cash/Debt Free Price.
11.7	Payment of certain amounts due pursuant to the Tax Indemnity
(a)	Should any of the Taxes referred to in 11.6(a)(ii)(A) or 11.6(a)(ii)(B) above become due by any of the Group Companies at any time after the Closing Date, then:
(i)	the Purchaser shall provide to the Seller a notice (the “Tax Indemnity Notice”) showing (with supporting evidence) its determination of the amount payable by the Seller which determination of Taxes shall be made in a manner consistent with the past practices of the Group Companies provided that the determination is consistent with the Law and statements of practice, written interpretations, bulletins and press releases made by or on behalf of the relevant Tax authorities and provided that any Tax Indemnity Notice issued in connection with an assessment raised by a Tax authority is not required to be consistent with past practices of the Group Companies (it being provided, for the avoidance of doubt that in the event of a Tax is payable on annual basis with respect to the fiscal year during which Closing has occurred, then the amount payable by the Seller shall be determined on a prorata basis according to the relative amounts (profits or losses) generated during the periods before (including the Closing Date) and after the Closing Date), provided, however, that any profits generated from transactions outside of the ordinary course of business on the Closing Date following the Closing shall be allocated to the period beginning after the Closing, provided that (for the avoidance of doubt) profits generated as a result of the act of Closing shall be allocated to the period before Closing.

(ii)	The Seller shall have a period of 20 Business Days following the date of the Tax Indemnity Notice to review the same and to present to the Purchaser in writing any objections (stating in reasonable detail, including specific amounts, the matters in dispute) it may have.

(iii)	If no such written objections are received by the Purchaser by the end of the above mentioned 20 Business Day period, then the Tax Indemnity Notice shall be deemed to have been accepted and approved by Seller and the amount of Taxes appearing herein shall be final and binding on the Parties and be payable by the Seller within 10 Business Days.

(iv)	If any such written objections as are referred above are received by the Purchaser by the end of the above mentioned 20 Business Day period then the Parties shall attempt to resolve the matters in dispute in good faith negotiations within a period of 10 Business Days after the end of the above mentioned 20 Business Day period. If there are any such matters in dispute which have not been resolved in good faith negotiations within said 10 Business Day period, then the specific matters in dispute shall be referred for determination to the Independent Accountants in accordance with Section 7 (and payment of the related Tax shall be due within 10 Business Days of final determination of its amount by the Independent Accountants) which determination of Taxes shall be made in a manner consistent with the past practices of the Group Companies provided that the determination is consistent with the Law and statements of practice, written interpretations, bulletins and press releases made by or on behalf of the relevant Tax authorities and provided that any Tax Indemnity Notice issued in connection with an assessment raised by a Tax authority is not required to be consistent with past practices of the Group Companies.
11.8	Future disposal of the Shares by the Purchaser (or the Designated Purchaser)

For the avoidance of doubt, the Indemnifiable Party’s indemnification rights hereunder shall not be affected by any future disposal of the Shares by the Purchaser (or the Designated Purchaser).

11.9	Indemnification as adjustment to consideration

All amounts payable under this Section 11 shall be treated as adjustments to the considerations for the Shares in MIF for all purposes.

12.	ADDITIONAL COVENANTS

12.1	Release from guarantees

The Purchaser undertakes to procure the release at the Closing Date of the Seller’s Group from the guarantees, indemnities, comfort letters, letters of patronage or other arrangements given by them and listed in Schedule 12.1 headed “Guarantees” to which any of them is a party to in respect of the Group Companies.

12.2	Trademarks
(a)	None of the members of the Seller’s Group shall be deemed, upon the Closing, to sell or convey to the Purchaser and shall retain any rights of registration and/or ownership to the logos, trademarks, service marks and names identified in Schedule12.2(a) and the accompanying business name, trademark, service mark or (internet) domain names or any other intellectual property rights associated therewith (collectively the “Myers Trademarks”).

The Myers Trademarks shall remain the exclusive property of the Seller’s Group. Nothing in this Agreement shall have the effect of transferring any ownership, rights or benefits on the Myers Trademarks.

(b)	The Purchaser shall do (and shall procure that the Group Companies shall do) all things necessary to: (i) cease all use of the Myers Trademarks and all references to “Myers” or “Myers Group” or similar expressions as soon as practically possible and, in no event later than 6 (six) months after the Closing Date (provided that such period shall be extended to 12 (twelve) months after the Closing Date as regards the use of these Trademarks with respect to the Group Companies’ tooling); (ii) refrain from using or adopting a graphic or design, wherever it is or could be used (as by way of example only and without limitation, in the business name, the signage, the letterhead, etc.), in a way similar to the current graphic and design of Myers Trademarks; and (iii) take any other action and execute such instruments as the Seller may reasonably request to effect and give enforceability to the above.

(c)	The Group Companies and/or the Purchaser shall have the right, within the term provided in the paragraph above, to exhaust packages of products containing the Myers Trademarks existing on the Closing Date.

(d)	The Seller and the Purchaser shall negotiate in good faith the terms and conditions of trademark assignment agreements (to be effective on the Closing Date):
(i)	pursuant to which the Group Companies which are the registered owner on the date hereof of the Myers Trademarks shall assign the same to the Seller for 1 Euro (provided that the Group Companies shall not give any representation or warranty nor have any other liability under the terms of this trademark assignment agreement); and

(ii)	pursuant to which the members of the Sellers’ group which are the registered owner on the date hereof of the trademarks and domain names listed in Schedule 12.2(d) shall assign the same to Purchase or the Group Companies (as the Purchaser shall indicate) for 1 Euro, subject to section 12.12(a) above.

12.3	Termination of Intercompany Agreements

The Parties agree that the intercompany agreements listed in the Schedule 12.3 headed “Intercompany Agreements” shall be terminated on or prior to the Closing Date at no cost and without any remaining obligation for the Group Companies.

12.4	Non Compete

For a period of 3 (three) years after the Closing Date, the Seller shall (and shall procure that its Affiliates will) abstain in the Territory:
(a)	from undertaking, directly or indirectly, any activity directly competing with the activity operated by the Group Companies at the Closing Date (or during the 12-month period prior to the Closing Date).

In particular, the Seller shall and shall procure that its Affiliates will abstain from acquiring a significant interest in any undertaking competing (even partly) in the Territory with the Group Companies. For the purpose of this Section 12.5, interest will be considered significant if (i) it accounts for more than 10% (ten percent) of the stock or voting rights, in any form, in that competing entity or (ii) irrespective of the equity stake held in the competing entity, the Seller or its relevant Affiliate holds specific management or control rights with respect to such entity

Should the Seller (or any of its Affiliate) contemplate the acquisition of a group of companies a fraction of which competes with the activities of the Group Companies, it shall only be authorized to proceed with the proposed transaction provided (i) the competing business represents less than 10% (as measured in turnover achieved) of the target group, (ii) the Seller undertakes to divest this competing business no later than six (6) months after acquisition (in which case it shall give the Purchaser a right of first refusal to acquire such business at the price and conditions at which the Seller — or any of its Affiliate — acquired it), and (iii) the Seller undertakes not to take part in the management of such competing business in the interim period; and

(b)	from soliciting or enticing any executive managers of the Group Companies to leave their current or future positions in the Group Companies.
12.5	Settlement of Intra-Group Payables and Receivables

The Seller shall procure that on Closing the Intra-Group Receivables are satisfied in full in accordance with Section 8.2(b)(ii). In the same manner the Purchaser shall procure that on Closing the Intra-Group Payables are satisfied in full in accordance with Section 8.2(a)(v).

For this purposes, no later than 5 Business Days prior to the Closing Date, the Seller shall provide to the Purchaser a certificate signed by the Seller Accountants (the “Intra-Group Payment Notice”) showing its determination of the Intra-Group Payables and Intra-Group Receivables and the related amounts to be paid in accordance with Section 8 of this Agreement. Within 2 Business Days of a request from the Purchaser, the Seller shall provide the Purchaser with documentation, working papers and explanations in relation to the determination of the Intra-Group Payables and Intra-Group Receivables as may be reasonably requested in writing by the Purchaser. The Purchaser shall have a period of 30 Business Days following the Closing Date to review the Intra-Group Payment Notice and to present to the Seller in writing any objections (stating in reasonable detail, including specific amounts, the matters in dispute) it may have to any item contained in the Intra-Group Payment Notice. If no such written objections are received by the Seller by the end of the above mentioned 30 Business Day period then the Intra-Group Payment Notice shall be deemed to have been accepted and approved by Purchaser and the Intra-Group Payment Notice shall be final and binding on the Parties. If any such written objections as are referred above are received by the Seller by the end of the above mentioned 30 Business Day period then the Parties shall attempt to resolve the matters in dispute in good faith negotiations within a period of 10 Business Days after the end of the above mentioned 30 Business Day period. If there are any such matters in dispute which have not been resolved in good faith negotiations within said 10 Business Day period, then the specific matters in dispute shall be referred for determination to the Independent Accountants in accordance with Section 7. The Intra-Group Payables and Intra-Group Receivables appearing in the Intra-Group Payment Notice, adjusted to reflect the item or items as agreed between the Parties in writing or as determined by the Independent Accountants shall constitute the Intra-Group Payables and Intra-Group Receivables and any difference with the amounts paid on the Closing Date (which shall be as set out in the Intra-Group Payment Notice) shall be settled within 5 Business Days of their agreement or determination.

12.6	Sale of the Gloucester Site.

The Parties agree to procure the sale by ABUK of the Gloucester Site as soon as reasonably possible following the Execution Date. The Gloucester Site shall be sold to a company other than another Group Company, the Purchaser of any of its Affiliates and the Parties shall use reasonable efforts to ensure that environmental liability pertaining to this site shall be passed to the acquirer thereof or if not possible that liability of ABUK with respect thereof be limited as much as possible.

During the period between the Execution Date and the Closing Date, the Seller shall procure that the Group Companies shall not take any action (nor, for the avoidance of doubt, execute any documents) in connection with the sale of the Gloucester Site without the Purchaser’s prior written approval (such approval not to be unreasonably withheld or delayed).

During the period after the Closing Date, the Purchaser (and the Group Companies) shall have full control over the sale process relating to the Gloucester Site, but shall inform the Seller (to the extent possible) prior to taking any material action in this connection and Parties shall cooperate in good faith for any of these material actions with a view to sell as soon as possible the Gloucester Site in accordance with the principles described in this section.

12.7	Luxembourg Reorganization

The Seller shall ensure that the transactions described in Schedule 12.7 are carried out in full prior to the Closing Date provided that the Seller shall procure that these steps are not implemented without prior and timely consultation with the Purchaser. If Purchaser objects to any of these steps, and such objection is not unreasonable, then the Parties will cooperate in good faith to find before Closing an alternative solution with a view to achieving the same legal and tax goals as those originally intended under Schedule 12.7. In the event no agreement is reached after such consultation process, the Seller’s view shall prevail.

12.8	Buckhorn Supply Agreement

The Seller and the Purchaser shall negotiate in good faith the terms (including financial terms) and conditions of an exclusive supply agreement in the Territory (substantially under the form attached as Schedule 12.8 hereto and to be effective on the Closing Date) pursuant to which the Seller shall cause Buckhorn products to be delivered to the Purchaser and/or the Group Companies at arms’ length during a 3-year term.

12.9	Transitional Services Agreement.

To the extent required to operate the Group Companies’ business in the ordinary course, the Seller and the Purchaser shall negotiate in good faith the terms and conditions of transitional services agreements to be entered at arm’s length between appropriate entities of the Seller’s Group and the Group Companies for a 6-month term after Closing, covering in particular information technology issues (including software).

12.10	Change of control clauses

With respect to agreements which contain a clause pursuant to which the co-contracting party may terminate the agreement as a result of the proposed sale of the Shares to the Purchaser, the Seller shall (to the extent required in writing by the Purchaser) ensure that appropriate steps are taken reasonably before Closing to inform such co-contracting Party of the proposed transaction and seek necessary approval in due time prior to Closing.

12.11	Purchaser’s Access to the Group Companies prior to Closing

The Seller shall use reasonable efforts to ensure that the Purchaser shall, promptly upon Closing, have access to all information and documents necessary to allow it to properly manage the Group Companies.

To that effect, the Seller shall ensure that, during the period between the Execution Date and the Closing Date, the Purchaser (and Purchaser’s advisors) shall have access to business information relating to the Group Companies in accordance with the provisions of Section 6.4.

12.12	Miscellaneous Pre-Closing Transactions

The Seller shall (or shall cause the Group Companies to) carry out the following transactions prior to the Closing Date:
(a)	within twenty (20) Business Days from the Execution Date, the Seller shall (or shall cause ABUK to) notify the Purchaser of the Tax basis of the Gloucester Site (for both capital gains purposes and tax depreciation purposes);

(b)	RIAS shall have sold the real estate properties identified in Schedule 12.12(b) (which, the Seller represents, are not used in the business of the Group Companies) pursuant to a deed of sale excluding any continued obligation, undertaking or guarantee by RIAS other than those required by law;

(c)	pursuant to a deed of waiver, Buckhorn Limited shall waive any and all current and future liability of ABUK (known then as Allibert Equipment Limited) arising out of or in connection with the agreement between Buckhorn Limited and Allibert Equipment Limited, dated 4 January 2002, relating to a transfer of business from Buckhorn Limited to ABUK with the exception of the 17,000 £ owed by ABUK to Buckhorn Limited in relation to the lease for Witney in the ordinary course of business;

(d)	provide the Purchaser, no later than 20 Business Days after the Execution Date, with a true and complete list of the insurance policies covering the Group Companies or their assets (setting in details risks covered, exclusions, insurer, deductible, limits and term);

(e)	provide the Purchaser with a true and complete list of the names of all persons authorised to make financial transactions from the bank accounts of the Group Companies or have otherwise received general and/or special powers to represent any of the Group Companies;

(f)	provide the Purchaser with a complete and up to date list of all employee representatives and protected employees (employés protégés) at the Group Companies, including members of the work council (comité d’entreprise), personnel delegates (délégués du personnel), members of the hygiene and safety committee (CHSCT), union representatives (délégués syndicaux) or all other body representing all or any of the employees of the Group Companies;

(g)	RIAS shall inform its employee representatives of the transactions contemplated herein, in accordance with applicable Law;

(h)	Allibert Buckhorn France shall procure that, as part of the rationalisation of its activities, the Discontinuation of the ABF Waste Management Trading Activity. Seller shall ensure than in relation to the discontinuation of this activity Purchaser be involved and steps taken to mitigate potential liability or obligation for the Purchaser or the Group Companies. To that effect, Allibert Buckhorn France shall in particular (x) deliver a termination letter to Syscon Umweltsysteme GmbH, as exclusive supplier for this activity and (y) deliver termination letters to all relevant clients (including distributors);

(i)	the Seller shall carry out all necessary formalities to ensure that all of the Group Companies IPR listed in Schedule 12.12(i) are properly registered in the name of the relevant Group Company owning such right (and that the Group Companies are in a position to enforce such rights against third parties);

(j)	the Seller undertakes to provide the Purchaser and/or the Group Companies with sufficient information to enable them, as appropriate, to account for any payment of Tax and/or social security liabilities due in respect of any of the employees of any Group Company participating in the Myers’ Industries, Inc. Amended and Restated 1999 Incentive Stock Plan;

(k)	the Seller shall procure that the relevant Group Company shall serve timely notice to ensure termination in March 2007 of the sub lease attached to the Hangar at Stanton Harcourt;

(l)	the Seller shall procure that the relevant Group Company shall use all reasonable efforts to procure that appropriate amendments are made to all agreements entered into by any Group Company with all sales agents operating in Italy to the extent required to ensure that they comply with applicable Law (provided that the extent of non compliance shall be notified by the Purchaser’s Italian counsel to the Seller (with a copy to the Seller’s legal advisor) as soon as practicable after the date hereof);

(m)	the Seller shall provide the Purchaser as soon as reasonably possible (but no later than five Business Day) prior to the Closing Date with:
(i)	building licenses relating to the facility occupied in Santa Perpètua de la Mogoda;

(ii)	title deeds relating to properties owned by the Group Companies in Prunay-sur-Essone;

(iii)	a certificate from the municipality stating that the easement in connection with the property sold by RIAS is cancelled;

(iv)	the license relating to the warehouse occupied by the Group Companies in Portugal.
(n)	MIF shall, to the extent required by the Purchaser, have entered into a domiciliation agreement in compliance with applicable Luxembourg regulations.

12.13	Seller’s access to the Group Companies after the Closing Date

To the extent this is reasonably requested by the Seller the Purchaser shall procure that the Group Companies provide to the Seller, upon three (3) Business Days advance written notice thereof, access to, and copies of, the corporate books and records (including in relation to matters relating to Environment) of the Group Companies and provide such other assistance as it shall be reasonably available to it (for example, by giving access to the properties, making available employees to provide additional information and explanations of any materials so provided), as being necessary in properly fulfilling its obligations pursuant to applicable tax, other laws or regulations, following any demand, action, dispute of a Person against the Seller based on the unlimited liability legal status of the Seller as shareholder of MIF prior to the Closing Date or claim introduced by the Seller against former owner(s) of the Group Companies.

12.14	Tax Returns

The Purchaser and the Group Companies shall prepare any Tax returns required to be filed by the Group Companies for taxable years ending on or before, or including, the Closing in a manner consistent with the past practices of the Group Companies, and shall provide copies of such Tax returns to Seller for its review and comment at least twenty (20) Business Days prior to the filing thereof.

Should the Purchaser or the Group Companies consider (in its good faith discretion) that it is necessary to file, caused to be filed or disclose, any issue or amended Tax returns to the Tax authorities in order to correct or rectify a serious breach of Tax law or statements of practice, written interpretations, bulletins and press releases made by or on behalf of the relevant Tax authorities, the Purchaser shall inform the Seller (who will consider the matter in its good faith discretion). If the Purchaser and the Seller agree that a disclosure or amended filing should be made, such action will be taken. If the Purchaser and the Seller do not agree (after 15 Business Days), an Independent Accountant shall be appointed in accordance with Section 7 and action taken shall be in accordance with its advice. Nothing in the Agreement as regards taking action under this Section will limit the Purchaser’s rights to claim under the Tax Warranties or the Tax Indemnity.

12.15	Reimbursement of Statutory Auditors’ fees by Seller

The Seller hereby undertakes, upon presentation of the related statutory auditors’ invoice, to reimburse the Purchaser or the relevant Group Companies, for the amount of the statutory auditors’ fees relating to the closing of the Group Companies’ 2006 fiscal year statutory accounts, it being provided, for the avoidance of doubt, that the Purchaser shall bear (or cause the Group Companies to bear) any other fees regarding services to be rendered as from Closing and with respect to the integration of the Group Companies as part of its group).

13.	MISCELLANEOUS

13.1	Foreign equivalents

Any reference made in this Agreement to a term or to a currency used in a given jurisdiction shall, when relevant (but other than with respect to the Initial or Final Considerations), be deemed to include reference to the equivalent term (or currency) in other relevant jurisdictions.

13.2	Entire Agreement, Modification and Remedies

This Agreement and the Schedules thereto constitute the entire Agreement between the Parties relating to the subject matter hereof. Any modification of this Agreement or additional obligations assumed by any party in connection with the subject matter hereof shall be binding only if evidenced in writing and signed by the duly authorized representatives of the Parties hereto.

13.3	Severability

Should any provision of this Agreement be prohibited or unenforceable, the Parties shall use their respective best efforts to agree on substitute provisions which, while valid, will achieve as closely as possible the same economic effects as the invalid provisions.

13.4	Late Payment Interest

If any sum due for payment under or in accordance with this Agreement by one Party to another is not paid on the due date, the Party in default shall pay interest thereon (at the same time as payment is made) at the rate of Euro Libor + 2.25% per annum (as published in the National Edition of the Financial Times the Business Day preceding the due date) for the period from the due date to the date of actual payment (both dates inclusive).

13.5	Waiver

The waiver of any right under this Agreement by any Party hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other right under this Agreement.

13.6	Transfer Taxes

All transfer, stamp, sales, use, registration, recording, conveyancing, notarial and other such taxes, duties, fees, costs and expenses (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Purchaser.

13.7	Costs and Expenses

Subject to Section 13.6, each Party shall bear and pay its own legal and other professional costs in relation to this Agreement and the performance of the obligations contemplated by it.

13.8	Confidentiality

The Parties shall keep, and shall cause their officers, directors, employees and consultants to keep, secret and confidential this Agreement, and all transactions contemplated herein, provided that neither Party shall be in breach of this undertaking by virtue of any, disclosure required by law, made pursuant to an arbitration proceedings hereunder, or if necessary to enforce performance of this Agreement and provided that a jointly agreed press release shall be published upon Closing. Except as otherwise required under any law enacted or rule issued by a government or other regulatory or stock exchange authority having jurisdiction on the Parties and except for the above-mentioned press release, no publicity, release or announcement concerning the execution or performance of this Agreement, any of the provisions contained herein or the transactions contemplated hereby will be disclosed without the advance written consent and approval of the other Party, which consent and approval shall not be unreasonably withheld or delayed.

In the event the Closing does not occur for any reason whatsoever, this Agreement and any information provided by either Party to the other (relating to the Group Companies) and the matters contemplated hereunder, shall be kept confidential as provided for in the Confidentiality Agreement which shall remain in full force and effect.

13.9	Notices

Any notices, requests, demands or other communications given under this Agreement (which includes fax, but not email) must be in writing and may be delivered in person, or sent by registered courier or fax to the Party to be served as follows:
(a)	if to the Seller:

Myers Industries Inc. 1293 S. Main Street, Akron Ohio 44301 U.S.A

Attention: Donald A Merril Vice President and Chief Financial Officer Tel.: +1-330-253-5592 Fax: +1-330-761-6156

or to such other person or address as the Seller shall designate by notice in the manner provided in this Section 13.9.

(b)	if to the Purchaser:

LINPAC Materials Handling Limited Attention: Company Secretary Tel: + 44.121.607.67.00 Fax: + 44.121.607.67.67

or to such other person or address as the Purchaser shall designate by notice in the manner provided in this Section 13.9.
Any of the above shall be deemed to have been given:
(c)	if delivered in person, at the time of delivery; or

(d)	if sent by post, on the day of receipt, provided it is sent by registered mail requesting a return receipt; or

(e)	if sent by fax, on the day the fax is transmitted, provided the fax is confirmed by registered mail requesting a return receipt.
13.10	Schedules

Save to the extent set out in the second paragraph of Section 9 or in Section 11.2(g)(iv), the following Schedules shall be deemed part of this Agreement:
-	Schedule A – Part 1 — Myers authority to sign the Agreement

-	Schedule A – Part 2 — LINPAC authority to sign the Agreement

-	The Group Companies

-	Accounting Principle

-	Closing Statement

-	Data Room Documents

-	Data Room Documents Index

-	Debt

-	Management Accounts

-	Working Capital

-	Schedule 5.1: Myers’ letter to the trustee

-	Interim Period

-	Seller’s Closing Certificate

-	Purchaser’s Closing Certificate

-	Tax Documents Reviewed

-	Investment Participations

-	Schedule 9: Exceptions to the Warranties

-	Schedule 9.4(j): off-balance sheet liabilities

-	Schedule 9.9(h): list of Tax elections

-	Schedule 9.9(i): joint taxation schemes...

-	The Employees

-	Schedule 9.10(d)(i): Termination of employment

-	Schedule 9.10(d)(ii): Resignation

-	Schedule 9.11(a): list of all Group Companies IPR and Third Party IPR

-	Schedule 9.14(c): insurance policies

-	Schedule 9.16(a)(i): Properties

-	Schedule 9.17: Product Liability

-	Schedule 12.1: Guarantees

-	Schedule12.2(a): Myers Trademarks

-	Schedule 12.2(d): Trademarks to be sold prior to Closing

-	Schedule 12.3: Intercompany Agreements

-	Schedule 12.7: Luxembourg Reorganization

-	Schedule 12.8: Buckhorn Trading Agreement

-	Schedule 12.12(b): Raaco Real Estate

-	Schedule 12.12(i): IPR registration to be updated prior to Closing
13.11	Assignment
(a)	This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective legal successors and permitted assigns.

(b)	Subject to Section 13.12 below, neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned without the prior written consent of the other Party.
13.12	Designation

Before Closing, the Purchaser will have the right to designate one or several Affiliate(s) in the position of the purchasing party for all or part of the rights and obligations arising from this Agreement (the “Designated Purchaser”) by registered letter return receipt requested (jointly signed by the Purchaser and the Designated Purchaser), to be received by the Seller at least five (5) Business Days before the Closing Date, provided that the Designated Purchaser is an Affiliate directly or indirectly wholly owned by the Purchaser and that the Purchaser will remain jointly and severally liable and responsible with the Designated Purchaser towards the Seller for the timely and unconditional fulfilment of all the obligations hereunder assumed by the Designated Purchaser. In this event, the Purchaser and the Designated Purchasers shall be deemed one party for all purposes of this Agreement (including any arbitration pursuant to the provisions of Section 13.15).

13.13	Headings

The Section and Sub-section headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.14	Applicable Law

This Agreement shall be governed by and implemented, construed and interpreted in accordance with the substantive laws of France.

13.15	Arbitration

Any dispute arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) by an arbitral tribunal specifically appointed for this purpose and consisting of 3 (three) arbitrators appointed and operating in accordance with said Rules, it being understood that the Purchaser and the Designated Purchaser, if any, shall be considered as one party of the arbitration proceedings and shall have the right to appoint only one arbitrator. The arbitrators shall apply French substantive law. The venue of the arbitration shall be Paris. All proceedings of the arbitration, including arguments and briefs, shall be conducted in English.

14.	COUNTERPARTS

This Agreement and the Schedules hereto are executed in two original copies.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above in two copies, each of which shall be deemed an original.

Myers Industries, Inc	LINPAC Materials Handling Limited

By: Donald A Merril	By: Mark Tentori